EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

AMONG

TERRA TECH CORP.

AND

TT MERGER SUB, INC.

AND

ONEQOR TECHNOLOGIES, INC.

AND

MATTHEW MORGAN

AND

LARRY MARTIN

AND

SHAREHOLDER REPRESENTATIVE

DATED AS OF

OCTOBER 30, 2019

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of October 30, 2019, is entered into among Terra Tech Corp., a Nevada corporation (“Terra Tech”), TT Merger Sub, Inc., a Delaware corporation (“Merger Sub”), OneQor Technologies, Inc., a Delaware corporation (“OneQor”), Matthew Morgan, an individual (“Morgan”), Larry Martin, an individual (“Martin” and collectively with Morgan, the “Major Shareholders”), and Larry Martin, solely in his capacity as Shareholder Representative (the “Shareholder Representative”).

RECITALS

A. The parties intend that Merger Sub be merged with and into OneQor, with OneQor surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

B. The board of directors of OneQor (the “OneQor Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of OneQor and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of OneQor in accordance with the Delaware General Corporation Law (the “DGCL”);

C. For U.S. federal income tax purposes, Terra Tech, Merger Sub and OneQor intend that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) this Agreement will constitute a “plan of reorganization” for purposes of Section 354 and 361 of the Code, and within the meaning of Section 1.368-2(g) of the Treasury Regulations, and Terra Tech and OneQor shall file the statement required by Section 1.368-3(a) of the Treasury Regulations, and (iii) Terra Tech, Merger Sub and OneQor will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

D. Following the execution of this Agreement, OneQor shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent of its stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL;

E. The special committee of the board of directors of Terra Tech (the “Terra Tech Board”) and the board of directors of Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Terra Tech, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

F. As of the date of the Agreement, the shareholders of OneQor listed on Schedule I to this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”) own the number of shares of capital stock set forth opposite each Shareholder’s name on Schedule I (the “Existing Shares”), and holders of certain Simple Agreement for Future Equity (“SAFE”) securities (the “SAFE 1 Holders”) own SAFE securities that are convertible into shares of capital stock of OneQor at or immediately prior to the Closing (the “SAFE Shares” and, collectively with the Existing Shares, the “Shares”), which Shares collectively will constitute all of the issued and outstanding shares of capital stock in OneQor at Closing;

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G. Holders of certain SAFE securities of OneQor (“OneQor Post-Closing SAFE Holders”) own SAFE securities that are convertible in accordance with their terms and conditions into shares of Terra Tech Common Stock on the sixty-first trading day after the Closing (as amended to date, the “OneQor Post-Closing Convertible SAFEs”);

H. Upon consummation of the Merger, the Shares will be exchanged for shares of Terra Tech Common Stock (as hereinafter defined), all on the terms and subject to the conditions set forth in this Agreement, such that the Shareholders’ and the SAFE 1 Holders’ aggregate equity ownership interest in Terra Tech shall represent 55.0% of the total issued and outstanding shares of Terra Tech on a Fully-Diluted Basis (as hereinafter defined);

I. Upon consummation of the transactions contemplated by this Agreement, the OneQor Post-Closing Convertible SAFEs will be exchanged for shares of Terra Tech Common Stock, all on the terms and subject to the conditions set forth in the instruments pursuant to which the OneQor Post-Closing Convertible SAFEs were issued; and

J. Certain capitalized terms used in this Agreement are defined in Exhibit A hereto.

AGREEMENT

In consideration of the agreements, provisions and covenants set forth below, the parties hereby agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger.

On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into OneQor, and (b) the separate corporate existence of Merger Sub will cease and OneQor will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

1.2 Effects of the Merger.

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, OneQor will become a wholly-owned subsidiary of Terra Tech.

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1.3 Closing.

Unless this Agreement has been terminated pursuant to Article XI hereof, the closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m., Pacific Standard Time, at the principal administrative offices of Terra Tech, or at a location mutually agreed upon by Terra Tech and OneQor in writing, on the second (2nd) Business Day following satisfaction or waiver (other than those that by their nature are satisfied at Closing) of the conditions set forth in Article VIII and Article IX hereof, or at such other date, time and place as Terra Tech and OneQor shall agree in writing. The date upon which the Closing actually occurs is referred to as the “Closing Date.”

1.4 Effective Time.

Subject to the provisions of this Agreement, at the Closing, Terra Tech, OneQor and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Terra Tech and OneQor in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.5 Certificate of Incorporation; By-laws; Directors and Officers.

(a) At the Effective Time, (i) the certificate of incorporation of OneQor as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (ii) the by-laws of OneQor as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

(b) Subject to applicable Law, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of OneQor immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

(c) From and after the Effective Time, the officers of OneQor at the Effective Time shall be the officers of the Surviving Corporation, each to hold office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

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1.6 Effect of the Merger on Common Stock.

At the Effective Time, as a result of the Merger and without any action on the part of Terra Tech, Merger Sub, OneQor, any Shareholder, any SAFE 1 Holder or any OneQor Post-Closing SAFE Holder:

(a) Shares that are owned by Terra Tech, Merger Sub or OneQor (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b) each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 1.6(a), and (ii) Dissenting Shares (as defined below)) shall be converted solely into the right to receive a number of shares of Terra Tech Common Stock equal to the Exchange Ratio;

(c) each OneQor Post-Closing Convertible SAFE issued and outstanding prior to the Effective Time, will be converted into the right to receive a number of shares of Terra Tech Common Stock equal to the amount to which such OneQor Post-Closing Convertible SAFE is entitled as a result of the transactions contemplated hereby for such OneQor Post-Closing Convertible SAFE as determined in accordance with the terms and conditions specified in the OneQor Post-Closing Convertible SAFEs and such OneQor Post-Closing Convertible SAFE after such conversion will automatically be cancelled and retired and will cease to exist. For the avoidance of doubt, on the sixty-first trading day after the Closing, each OneQor Post-Closing Convertible SAFE shall automatically convert into the number of shares of Terra Tech Common Stock equal to the Conversion Amount (as defined in the OneQor Post-Closing Convertible SAFE) divided by the Exchange Discount Price (as defined in the OneQor Post-Closing Convertible SAFE);

(d) each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation;

(e) no fraction of a share of Terra Tech Common Stock shall be issued in the Merger. In lieu of fractional shares, the Shareholders, the SAFE 1 Holders and the OneQor Post-Closing SAFE Holders upon surrender of their Certificates as set forth in Section 1.8 shall be issued that number of shares of Terra Tech Common Stock resulting by rounding up to the nearest whole number of shares that each such Shareholder, SAFE 1 Holder and OneQor Post-Closing SAFE Holder, as the case may be, shall receive as a result of the Merger; and

(f) if any Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with OneQor, then the shares of Terra Tech Common Stock issued in exchange for such Shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Terra Tech Common Stock shall accordingly be marked with appropriate legends. OneQor shall take all actions that may be necessary to ensure that, from and after the Effective Time, Terra Tech is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

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1.7 Dissenting Shares.

Notwithstanding any provision of this Agreement to the contrary, including Section 1.6, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 1.6(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive a portion of the Acquisition Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Acquisition Shares, if any, to which such holder is entitled pursuant to Section 1.6, without interest thereon. OneQor shall provide Terra Tech with prompt written notice of any demands received by OneQor for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to OneQor prior to the Effective Time pursuant to the DGCL that relates to such demand, and Terra Tech shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Terra Tech, OneQor shall not make any payment with respect to, or settle or offer to settle, any such demands.

1.8 Surrender and Payment.

(a) At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 1.7, each holder of a certificate formerly representing the Shares (each, a “Certificate”) shall cease to have any rights as a stockholder of OneQor.

(b) Prior to the Effective Time, Terra Tech shall appoint an exchange agent reasonably acceptable to OneQor (the “Exchange Agent”) to act as the exchange agent in the Merger.

(c) Promptly after the Effective Time, but no later than three (3) calendar days therefrom, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of OneQor Common Stock that was converted into the right to receive Acquisition Shares immediately prior to the Effective Time: (i) a letter of transmittal in form reasonably acceptable to Terra Tech and OneQor prior to the Effective Time and containing such customary provisions (including a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent) and; and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing Terra Tech Common Stock. Upon surrender of a Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Terra Tech: (A) the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Terra Tech Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6; and (B) the Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(c), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Terra Tech Common Stock. If any Certificate shall have been lost, stolen or destroyed, Terra Tech may, in its discretion and as a condition precedent to the delivery of any shares of Terra Tech Common Stock, require the owner of such lost, stolen or destroyed Certificate to provide an applicable affidavit with respect to such Certificate. If any certificates evidencing shares of Terra Tech Common Stock are to be issued in a name other than that in which the surrendered Certificate is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a new certificate for shares of Terra Tech Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

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(d) Any portion of the Acquisition Shares that remain unclaimed by the Shareholders, the SAFE 1 Holders and the OneQor Post-Closing SAFE Holders 180 days after the Effective Time shall be returned to Terra Tech, upon demand, and any such Shareholder, SAFE 1 Holder or OneQor Post-Closing SAFE Holder who has not exchanged Certificates for Acquisition Shares in accordance with this Section 1.8(d) prior to that time shall thereafter look only to Terra Tech for issuance of the Acquisition Shares. Notwithstanding the foregoing, Terra Tech shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Shareholders, SAFE 1 Holders or OneQor Post-Closing SAFE Holders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Body) shall become, to the extent permitted by applicable Laws, the property of Terra Tech free and clear of any claims or interest of any Person previously entitled thereto.

(e) Any portion of the Acquisition Shares made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Terra Tech, upon demand.

1.9 No Further Ownership Rights in OneQor Common Stock.

All Acquisition Shares issued or issuable upon the surrender of Certificates and conversion of the OneQor Post-Closing Convertible SAFEs in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate and the OneQor Post-Closing Convertible SAFEs, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Acquisition Shares provided for, and in accordance with the procedures set forth, in this Article I and elsewhere in this Agreement.

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1.10 Adjustments.

Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of OneQor shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Acquisition Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

1.11 Withholding Rights.

Each of the Exchange Agent, Terra Tech, Merger Sub and the Surviving Corporation, and any of their respective Affiliates, as applicable, shall be entitled to deduct and withhold, or direct any other Person to deduct and withhold on their behalf, from any consideration payable or amounts otherwise payable or deliverable to any Shareholder, SAFE 1 Holder, OneQor Post-Closing SAFE Holder and any other Person under this Agreement such amounts as are required or reasonably believed to be required to be deducted and withheld from such amounts under any provision of any Law in respect of Taxes. To the extent any such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.12 Consideration Spreadsheet.

(a) At least three (3) Business Days before the Closing, OneQor shall prepare and deliver to Terra Tech a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of OneQor, which shall set forth, as of the Closing Date and immediately prior to the Effective Date, (i) the names and addresses or such contact information possessed by OneQor of all Shareholders and the number of shares of OneQor Common Stock held by such Persons, (ii) the names and addresses or such contact information possessed by OneQor of all SAFE 1 Holders and the number of SAFE securities held by such Persons, (iii) the names and addresses or such contact information possessed by OneQor of all OneQor Post-Closing SAFE Holders and the number of OneQor Post-Closing Convertible SAFEs held by such Persons, and (iv) in the case of the Shareholders and the SAFE 1 Holders, detailed calculations of the number of Acquisition Shares to be issued to such Persons in the Merger.

(b) The parties agree that Terra Tech and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article I and Terra Tech and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

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1.13 Securities Laws.

(a) The Acquisition Shares may only be disposed of in compliance with state and federal securities laws.

(b) The Shareholders, the SAFE 1 Holders and the OneQor Post-Closing SAFE Holders agree to the imprinting, so long as is required by this Section 1.13(b), of a legend on any of the Acquisition Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

1.14 Directors and Officers.

On or prior to the Closing Date, Terra Tech shall cause the appointment of the individuals set forth on Schedule II as directors and officers of Terra Tech, and shall cause the concurrent resignation of the officers of Terra Tech as set forth on Schedule III.

1.15 Promissory Notes

At Closing, Terra Tech shall assume that certain promissory note between OneQor and Matt Morgan dated October 29, 2019 and that certain promissory note between OneQor and Larry Martin dated October 29, 2019 on the same terms and conditions (collectively, the “Promissory Notes”).

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF ONEQOR AND THE MAJOR SHAREHOLDERS

Except as set forth in the Disclosure Schedule regarding OneQor attached hereto (the “OneQor Disclosure Schedule”), OneQor and each of the Major Shareholders, jointly and severally, represent and warrant to Terra Tech (it being understood that each representation and warranty contained in this Article II is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the OneQor Disclosure Schedule corresponding to the particular Section or subsection in this Article II in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the OneQor Disclosure Schedule by reference to another part or subpart of the OneQor Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the OneQor Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty) as follows:

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2.1 Organization and Qualification.

OneQor is duly incorporated, validly existing and in good standing under the laws of Delaware, has all requisite corporate authority and power, and all Governmental Authorizations necessary to carry on its business as presently conducted in all material respects and to own, hold and operate its properties and assets as now owned, held and operated by it in all material respects. OneQor is duly qualified or licensed to do business and in good standing in each jurisdiction wherein the nature of its business or ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Set forth on Section 2.1 of the OneQor Disclosure Schedule is a list of those jurisdictions in which OneQor presently conducts its business, owns, holds and operates its properties and assets.

2.2 Subsidiaries.

(a) Except as set forth on Section 2.2(a) of the OneQor Disclosure Schedule, OneQor does not own directly or indirectly, any equity interest in any corporation, partnership, joint venture or other entity and is not party to any agreement to acquire such an equity interest.

(b) Each subsidiary of OneQor is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and is duly qualified or licensed to conduct business, and is in good standing, in each jurisdiction set forth on Section 2.2(b) of the OneQor Disclosure Schedule, which is a complete list of all such jurisdictions, wherein the nature of its business or ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

(c) Each subsidiary of OneQor has all requisite power and authority to carry on the businesses presently conducted and to own and use the properties owned and used by it. OneQor has made available to Terra Tech true, complete and correct copies of the certificate of incorporation, certificate of formation, limited liability company agreement, bylaws and all other organizational documents of each subsidiary, as applicable, each as amended to date. No subsidiary of OneQor is in default under or in violation of any provision of its organizational documents.

(d) Except as set forth on Section 2.2(d) of the OneQor Disclosure Schedule, all of the issued and outstanding shares of capital stock of, limited liability interests or other equity interests in, each subsidiary of OneQor are (i) duly authorized, validly issued, fully paid, and non-assessable; (ii) owned, directly or indirectly, by OneQor free and clear of all Liens; and (iii) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to OneQor or any other subsidiary of OneQor, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock, limited liability interests or other ownership interest. There are no outstanding or authorized options, warrants, equity securities, calls, rights, commitments or agreements of any character to which OneQor or its subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock, limited liability interest or other equity interest of any subsidiary of OneQor. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock, limited liability interests or other equity interest of any subsidiary of OneQor.

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2.3 Articles of Incorporation and Bylaws.

The copies of the Articles of Incorporation and Bylaws of OneQor, including any amendments through the date of this Agreement (collectively, the “OneQor Organizational Documents”), that have been delivered to Terra Tech prior to the execution of this Agreement are true and complete. OneQor is not in violation or breach of any provision of the OneQor Organizational Documents.

2.4 Authorization and Validity of this Agreement.

(a) The execution, delivery and performance of this Agreement and each of the Transaction Agreements to which OneQor is a party have been duly authorized by all requisite corporate action on the part of OneQor and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Shareholders representing a majority of the outstanding Shares (“Requisite OneQor Vote”), to consummate the transactions contemplated hereby and thereby. No other corporate proceedings on the part of OneQor are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite OneQor Vote. The Requisite OneQor Vote is the only vote or consent of the holders of any class or series of OneQor’s capital stock required to approve and adopt this Agreement and the Transaction Agreements, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby.

(b) This Agreement and, upon execution and delivery thereof, each of the Transaction Agreements to which OneQor is a party (assuming due authorization, execution and delivery by the other Parties thereto) will constitute the legal, valid and binding obligation of OneQor, enforceable against OneQor in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

(c) The OneQor Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of OneQor duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Shareholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Shareholders for adoption, and (iv) resolved to recommend that the Shareholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “OneQor Board Recommendation”) and directed that such matter be submitted for consideration of the Shareholders.

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(d) There is no pending Proceeding, and, to OneQor’s Knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or OneQor’s ability to comply with or perform its obligations and covenants under the Transaction Agreements, and, to the Knowledge of OneQor, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

(e) OneQor does not have in effect any stockholder rights plan or “poison pill” or other similar anti-takeover instrument or device. No restrictions on “business combinations”, any “moratorium,” “supermajority”, “fair price” statute, “control share acquisition,” “affiliate transaction” and any other takeover, anti-takeover or similar Law (collectively, “Anti-Takeover Law”) in effect on the date hereof that will, as of the Closing, apply to this Agreement, the Transaction Agreements, the Merger or the transactions contemplated by this Agreement.

2.5 Non-Contravention; Consents.

The execution and delivery of this Agreement and the other Transaction Agreements, and the consummation of the Merger by OneQor will not, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) the OneQor Organizational Documents, or (ii) any resolution adopted by the OneQor Board or any committee thereof or the stockholders of OneQor;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the transactions contemplated by the Transaction Agreements or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which OneQor or any assets owned or used by it are subject;

(c) to OneQor’s Knowledge, cause any assets owned or used by OneQor to be reassessed or revalued by any taxing authority or other Governmental Body;

(d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by OneQor or that otherwise relates to OneQor’s business or to any of the assets owned or used by OneQor, where such contraventions, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would have a Material Adverse Effect on OneQor;

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(e) contravene, conflict with or result in a violation or breach of, or default under, any Material Contract to which OneQor is a party;

(f) except as set forth on Section 2.5(f) of the OneQor Disclosure Schedule, give any Person the right to any payment by OneQor or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of OneQor in favor of any Person; or

(g) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by OneQor.

Subject to the accuracy of Terra Tech’s representations and warranties set forth in Article III, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required to be made or obtained under applicable Law in connection with the execution and delivery of this Agreement or any of the Transaction Agreements to which OneQor is a party or the consummation of the transactions contemplated hereby.

2.6 Capitalization and Related Matters.

(a) Capitalization. As of the date of this Agreement, OneQor has issued and outstanding 969,187 shares of OneQor Common Stock. Except as set forth in the preceding sentence and as set forth on Section 2.6(a) of the OneQor Disclosure Schedule, no other class of capital stock or other security of OneQor is authorized, issued, reserved for issuance or outstanding. Each of the Existing Shares has been duly authorized, validly issued and is fully paid and nonassessable, and are held of record and beneficially by the holders set forth on Schedule I hereto free and clear of all Liens. All of the Existing Shares were issued in compliance with applicable federal and state securities laws. None of the Existing Shares were issued in violation of any agreement, arrangement or commitment to which the Shareholders or OneQor is a party or is subject to or in violation of any preemptive or similar rights of any Person. The SAFE Shares will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, all of the SAFE Shares will be issued in compliance with applicable federal and state securities laws and none of the SAFE Shares will be issued in violation of any agreement, arrangement or commitment to which the Shareholders, SAFE 1 Holders or OneQor is a party or is subject to or in violation of any preemptive or similar rights of any Person. Upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, all of the shares of Terra Tech Common Stock issued upon conversion of the OneQor Post-Closing Convertible SAFEs will be issued in compliance with applicable federal and state securities laws and none of such shares of Terra Tech Common Stock will be issued in violation of any agreement, arrangement or commitment to which the Shareholders, OneQor Post-Closing SAFE Holders or OneQor is a party or is subject to or in violation of any preemptive or similar rights of any Person.

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(b) No Redemption Requirements. Except as set forth on Section 2.6(b) of the OneQor Disclosure Schedule, there are no authorized or outstanding options, warrants, equity securities, calls, rights, commitments or agreements of any character by which OneQor is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of OneQor. Except as set forth on Section 2.6(b) of the OneQor Disclosure Schedule, there are no outstanding voting trust agreements or other contracts, agreements, arrangements, commitments or other rights of any character obligating OneQor to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for the Shares.

(c) The Existing Shares are not as of the date hereof, and the Shares will not be as of the Closing, subject to any preemptive or subscription right. There are no declared or accrued unpaid dividends with respect to any of the Shares. Except as set forth on Section 2.6(c) of the OneQor Disclosure Schedule, there are no agreements, written or oral, between OneQor and any of its stockholders or among any stockholders relating to the acquisition (including without limitation rights of first refusal or preemptive rights), or disposition, or registration under the Securities Act or voting of the capital stock of OneQor.

2.7 Compliance with Laws and Other Instruments.

(a) Except as set forth on Section 2.7(a) of the OneQor Disclosure Schedule, since November 18, 2018, OneQor and each of its subsidiaries has been in compliance with all Laws applicable to OneQor, its subsidiaries and their respective businesses and activities and with all Orders to which OneQor or its subsidiaries are subject, in each case, except for such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not. individually or in the aggregate, have a Material Adverse Effect, neither OneQor nor any of its subsidiaries has received, since November 18, 2018, any written notice from any Governmental Body regarding any violation of, or failure to comply with, any Law. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) to the Knowledge of OneQor, (A) since November 18, 2018, there has been no investigation by any Governmental Body with respect to OneQor or any of its subsidiaries and (B) no such investigation is pending, nor (ii) has any Governmental Body indicated to OneQor or any of its subsidiaries in writing an intention to conduct any such investigation. None of OneQor or any of its subsidiaries is, or since November 18, 2018 has been, suspended or debarred from doing business with any Governmental Body, or declared non-responsible or ineligible for contracting with or for any Governmental Body, or to the Knowledge of OneQor, proposed by a Governmental Body for debarment.

(b) To the Knowledge of OneQor, none of OneQor, its subsidiaries, any director, officer, employee or agent of OneQor or any of its subsidiaries, in each case, acting on behalf or at the direction of OneQor or any of its subsidiaries, has since November 18, 2018, (i) used any funds of OneQor or any of its subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of OneQor or any of its subsidiaries.

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2.8 [Intentionally Omitted]

2.9 No Brokers or Finders.

None of OneQor nor any its Representatives has agreed to pay any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby.

2.10 Title to and Condition of Properties.

OneQor and each of its subsidiaries has good, valid and marketable title to all of its properties and assets reflected as owned in its books and records, free and clear of all Liens except for (i) any lien for current Taxes not yet due and payable, and (ii) Liens described in Section 2.10 of the OneQor Disclosure Schedule. OneQor owns or holds under valid leases or other rights to use all real property, plants, machinery, equipment and other assets currently owned or leased by OneQor that is sufficient for the conduct of its business as presently conducted.

2.11 Absence of Undisclosed Liabilities.

(a) Neither OneQor nor any subsidiary of OneQor has any liabilities or obligations, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, that are required to be included on a balance sheet of OneQor prepared in accordance with GAAP or the notes thereto, except for liabilities and obligations (i) set forth in the OneQor Financial Statements including the notes thereto, (ii) that have been incurred since the Balance Sheet Date in the Ordinary Course of Business and which are not, individually or in the aggregate, material in amount, (iii) contemplated by this Agreement or incurred in connection with the transactions contemplated in this Agreement, or (iv) set forth on Section 2.11(a) of the OneQor Disclosure Schedule. The books and records of OneQor fairly present in all material respects the financial condition, assets and liabilities of OneQor, as applicable, taken as a whole, as of the dates and periods indicated, and were prepared in accordance with GAAP (except as otherwise indicated therein or in the notes thereto). The books and records contain accurate and complete records of all meetings, in all material respects. OneQor has provided true, correct and complete copies of such minute books, stock certificate books and registers to Terra Tech.

(b) Except for the Promissory Notes, the SAFE securities and the OneQor Post-Closing Convertible SAFEs, OneQor has no Indebtedness.

2.12 Absence of Certain Changes.

Except as set forth on Section 2.12 of the OneQor Disclosure Schedule, OneQor has not, since the Balance Sheet Date:

(a) Adverse Changes. Suffered any material adverse change in its business, assets, liabilities, operations, and, to the Knowledge of OneQor, no event has occurred that is reasonably expected to have a Material Adverse Effect on its business, assets, liabilities or operations;

(b) Organizational Documents. Amended any of its Organizational Documents;

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(c) Loans. Made any loans (or forgave any loans), advances or capital contributions to any Person;

(d) Compensation and Bonuses. Made any payments of any bonuses or compensation other than regular salary payments, or increase in the salaries, or payment on any of its indebtedness, to any of its shareholders, directors, officers, employees, independent contractors or consultants or entry into by it of any employment, severance, or similar contract with any director, officer, or employee, independent contractor or consultant;

(e) Employment. Adopted, modified or terminated any of the following: (i) employment, severance, retention or other agreement with any current or former employee, officer or director, (ii) benefit plan, or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(f) Affiliate Transactions. Entered into any transaction with any of its Shareholders, SAFE 1 Holders, OneQor Post-Closing SAFE Holders, directors, officers and employees;

(g) Business. Entered into a new line of business or abandoned or discontinued any of the existing lines of business;

(h) Liens. Created or permitted to exist any Lien on any of its properties or assets other than Permitted Liens;

(i) Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its equity securities, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; changed its authorized or issued capital stock; granted any stock option or right to purchase shares of its capital stock; issued any security convertible into any of its capital stock; granted any registration rights with respect to shares of its capital stock; purchased, redeemed, retired, or otherwise acquired any shares of its capital stock;

(j) Dividends. Declared, set aside, made or paid any dividend or other distribution on or in respect of any of its capital stock or redeemed, purchased or acquired any of its capital stock;

(k) Material Contracts. (i) Terminated or modified any of its Material Contracts except for termination upon expiration in accordance with the terms of such agreements, a description of which is included on Section 2.12 of the OneQor Disclosure Schedule or (ii) entered into any contract that would constitute a Material Contract;

(l) Claims. Released, waived or cancelled any claims or rights relating to or affecting OneQor in excess of $10,000 in the aggregate or instituted or settled any Proceeding involving in excess of $10,000 in the aggregate;

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(m) Discharged Liabilities. Paid, discharged, cancelled, waived or satisfied any claim, obligation or liability in excess of $10,000 in the aggregate;

(n) Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness involving a commitment in excess of $10,000 in the aggregate;

(o) Guarantees. Guaranteed or endorsed in any amount any obligation of any Person;

(p) Assets. (i) Transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Balance Sheet or cancelled any debts or entitlements or (ii) purchased, leased or otherwise acquired the right to own, use or lease any property or assets, except for purchases of inventory or supplies in the Ordinary Course of Business consistent with past practice;

(q) Intellectual Property. Transferred, assigned or granted any license or sublicense or any rights under or with respect to any Intellectual Property other than for commercial off the shelf software that is made available for a total cost of less than $10,000 (per year if paid on a reoccurring basis) or pursuant to customer agreements entered into in the Ordinary Course of Business;

(r) Damage. Damaged, destroyed or lost (whether or not covered by insurance) any of its material assets or property, other than normal wear and tear in the Ordinary Course of Business;

(s) Acquisitions. Acquired the capital stock or other securities or any equity interest in, or substantially all of the assets of, any other Person;

(t) Accounting. Material changes to its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by Law or GAAP;

(u) Cash Management. Material changes in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectable accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(v) Capital Expenditures. Made any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

(w) Bankruptcy. Adopted any plan of merger, consolidated, reorganized, liquidated or dissolved or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

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(x) Taxes. Changed in any income or other material tax election or method of tax accounting, filed any amended income or other material Tax Return, consented to any waiver or extension of any applicable statute of limitations with respect to income or other material Taxes, or had any settlement or final determination of any income or other material tax audit, claim, investigation, litigation or other proceeding or assessment;

(y) Customers. Lost any customer relationship which would have a Material Adverse Effect; or

(z) Agreements. Entered into any agreement, or otherwise obligated itself in writing, to do any of the foregoing.

2.13 Material Contracts.

OneQor has delivered to Terra Tech, prior to the date of this Agreement, true, correct and complete copies of each of its Material Contracts. Each Material Contract is set forth on Section 2.13 of the OneQor Disclosure Schedule. The Material Contracts of OneQor are valid and binding agreements of OneQor, as applicable, and are in full force and effect and are enforceable in accordance with their terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting the enforcement of creditors rights generally. OneQor is not in breach or default of any of its Material Contracts and, to the Knowledge of OneQor, no other party to any of its Material Contracts is in breach or default thereof. No event has occurred or circumstance has existed that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any of its Material Contracts or (b) permit OneQor or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any of its Material Contracts. OneQor has not received any notice in writing and to the Knowledge of OneQor is not aware of any threatened cancellation, revocation or termination of any Material Contract, and to the Knowledge of OneQor, there are no renegotiations of, or attempts to renegotiate, any Material Contract.

2.14 Taxes.

(a) OneQor has timely filed all income and other material Tax Returns required to have been filed by it, and all such Tax Returns are accurate and complete in all material respects. All income and other material Taxes due and owing by OneQor on or before the date hereof (whether or not shown on any Tax Return) have been timely and fully paid.

(b) There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of or Tax Return filed by OneQor, nor is any such claim or dispute pending or contemplated to the Knowledge of OneQor.

(c) OneQor (i) is not a party to any agreement or arrangement concerning allocation, sharing or indemnity with respect to Tax, other than a commercial agreement entered into in the Ordinary Course of Business, the material purposes of which does not relate to Tax (a “Tax Sharing Agreement”), (ii) has not been a member of any group filing income Tax Return on a consolidated, combined, unitary or similar basis and (iii) does not have any liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of provincial, local or foreign law) as a transferee or successor, under a Tax Sharing Agreement or otherwise.

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(d) OneQor has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) Neither Terra Tech nor OneQor will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date.

(f) OneQor has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(g) Neither OneQor nor any of its subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

2.15 [Intentionally Omitted].

2.16 Insurance Coverage.

Section 2.16 of the OneQor Disclosure Schedule is a correct and complete list, by type, carrier, policy number, self-insured retention, policy period, coverage amount and expiration date, of all insurance coverage carried by OneQor, indicating, with respect to each such policy, whether it is occurrence based or claims made. No claims have been made under any of the policies listed on Section 2.16 of the OneQor Disclosure Schedule since November 18, 2018. All premiums which are due and payable with respect thereto have been timely paid. OneQor has not received written notice of cancellation or non-renewal of any such policy or binder. All such insurance policies are in full force and effect and sufficient for compliance with all Laws and contracts to which OneQor is a party or by which it is bound. None of such insurance policies will in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement. OneQor has not been refused any insurance with respect to its assets or operations, nor has coverage ever been limited by any insurance carrier to which OneQor has applied for any insurance policy or with which OneQor has carried an insurance policy. OneQor has complied in all material respects with the provisions of each insurance policy under which it is insured. No insurer under any insurance policy under which OneQor is insured has canceled, indicated any intent to do so or to not renew any such policy, or indicated an intent to increase premiums nor, to the Knowledge of OneQor, is there any basis of any such action. There are no claims related to the business of OneQor (i) as to which OneQor has Knowledge and have not been reported to the insurer or (ii) pending under any such insurance policies as to which coverage has been questioned in writing, denied or disputed or in respect of which there is an outstanding reservation of rights. OneQor’s insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to OneQor and are sufficient for compliance with all applicable Laws and Material Contracts to which OneQor is a party or by which it is bound.

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2.17 Litigation; Orders.

There is no Proceeding pending or, to the Knowledge of OneQor, threatened against or affecting OneQor or any of its subsidiaries, properties, assets, business or employees. OneQor is not subject to any currently effective judgment, Order, or decree of any court or Governmental Body.

2.18 Licenses.

Except as set forth on Section 2.18 of the OneQor Disclosure Schedule, OneQor is not presently required to possess, and does not presently possess, any Governmental Authorizations.

2.19 Bank Accounts and Safe Deposit Boxes.

Section 2.19 of the OneQor Disclosure Schedule discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box used by OneQor, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

2.20 Employee Benefits.

(a) Neither OneQor nor any of its subsidiaries has ever and does not presently sponsor, maintain, contribute to, or have any liability with respect to, any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA). Neither OneQor nor any of its subsidiaries has a commitment, whether formal or informal and whether legally binding or not, to create any additional plan, arrangement or practice similar to the Approved Plans.

(b) Each contract, arrangement, or plan to which OneQor is a party that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) complies with and has been maintained in accordance with the requirements of Code Section 409A(a)(2), (3), and (4) and the applicable guidance issued thereunder in all respects and no amount under any such 409A contract, arrangement or plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. OneQor does not have any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) or Section 4999 of the Code.

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(c) Section 2.20(c) of the OneQor Disclosure Schedule lists as of the date hereof each OneQor Benefit Plan that provides health benefits after retirement or other termination of employment, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), or (iii) coverage or benefits provided through the end of the month in which the retirement or other termination of employment occurs.

(d) Except as would not have a Material Adverse Effect, each individual who renders services to OneQor or its subsidiaries who is classified by OneQor or its subsidiaries, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under OneQor Benefit Plans) is properly so characterized.

2.21 Employee Matters.

(a) No former or current employee of OneQor is a party to, or is otherwise bound by, any agreement or arrangement (including, without limitation, any confidentiality, non-competition or proprietary rights agreement) that in any way adversely affects, or will affect (i) the performance of his, her or its duties to OneQor, or (ii) the ability of OneQor to conduct its business.

(b) Except as set forth on Section 2.21(b) of the OneQor Disclosure Schedule, OneQor’s contracts of employment or engagement with its employees, directors, officers, consultants, independent contractors, representatives or agents may be terminated at-will on less than 30 days’ notice and do not require the payment of any severance or termination pay in connection with any such termination.

(c) As of the date hereof and as of the Closing Date, OneQor (i) has paid in full or accrued in full all compensation, including, without limitation, wages, commissions, bonuses and accrued vacation or other paid time off, payable to employees and directors of OneQor for services performed on or prior to the applicable date; (ii) has paid or withheld or collected from its employees the amount of all Taxes required to be withheld or collected therefrom and have paid the same when due to the proper Governmental Body; and (iii) paid and contributed all amounts, including payroll Taxes, required to be paid or contributed in respect to the employment of any employee.

(d) At all times since November 18, 2018, OneQor has complied with all Laws relating to employment or labor (including those relating to wages, hours, classification of workers, vacation, discrimination, employment standards, workers’ compensation, labor relations, plant closings and mass layoffs, occupational health and safety, workers’ hazardous materials, workplace safety and insurance, immigration, pay equity, equal opportunity, collective bargaining, affirmative action, and the collection, remittance and payment (as the case may be) of social security, employment insurance, statutory deductions and withholdings, and other Taxes. There is no Proceeding pending, or to the Knowledge of OneQor or the Shareholders, threatened, against OneQor by any current or former employee or independent contractor of OneQor. There is no labor strike, dispute, shutdown or stoppage pending or, to the Knowledge of OneQor or the Shareholders, threatened against or affecting OneQor. OneQor has taken all legally required steps to verify the identity and legal entitlement to work of each of its employees in the U.S. No employee resident in the U.S. is employed under a work visa.

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(e) OneQor is not, and has never been a party to, bound by, or negotiated any collective bargaining agreement or other contract with a union, works council or labor organization purporting to represent any employee of OneQor (collectively, “Union”), and there is not, and has never been any Union representing or purporting to represent any employee of OneQor. To OneQor’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of engaging in collective bargaining.

(f) Each contract or agreement between OneQor and any of its officers, directors, employees or independent contractors (whether written or oral) is set forth on Section 2.21(f) of the OneQor Disclosure Schedule.

(g) Each employee of OneQor is a party to OneQor’s standard form non-compete, nondisclosure, confidentiality, and non-solicit agreement between such employee and OneQor.

2.22 Environmental and Safety Matters.

Except as would not have a Material Adverse Effect:

(a) OneQor has at all times been and is in compliance with all Environmental Laws and Orders applicable to OneQor, as applicable.

(b) There are no Proceedings pending or, to the Knowledge of OneQor, threatened against OneQor alleging the violation of any Environmental Law or Environmental Permit applicable to OneQor or alleging that OneQor is a potentially responsible party for any environmental site contamination. Neither OneQor nor any of the Shareholders are aware of, or has ever received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, or proceeding based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material.

(c) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Body or third Persons under any Environmental Laws applicable to OneQor.

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2.23 Money Laundering Laws.

The operations of OneQor are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements, and the applicable anti-money laundering statutes of jurisdictions where OneQor conducts business, the rules and regulations thereunder, and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Body (collectively, the “Money Laundering Laws”) and no Proceeding involving OneQor with respect to the Money Laundering Laws is pending or, to the Knowledge of OneQor, threatened.

2.24 Financial Statements.

Complete copies of OneQor’s unaudited financial statements consisting of the balance sheet of OneQor as at August 31, 2019 and the related profit and loss statement and statement of cash flows for the period from January 1, 2019 to August 31, 2019 (the “OneQor Financial Statements”) are included on Section 2.24 of the OneQor Disclosure Schedule. The OneQor Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby. The OneQor Financial Statements are based on the books and records of OneQor, and fairly present, in all material respects, the financial condition of OneQor as of the respective dates they were prepared and the results of the operations of OneQor for the periods indicated. The balance sheet of OneQor as of August 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

2.25 Intellectual Property.

(a) OneQor, collectively with its subsidiaries, owns, or has the right to use, as currently being used by OneQor, all OneQor IP Rights, and with respect to OneQor IP Rights that are owned by OneQor, has the right to bring actions for the infringement of such OneQor IP Rights, in each case except for any failure to own or have the right to use or bring actions that would not have a Material Adverse Effect.

(b) Section 2.25(b) of the OneQor Disclosure Schedule is a correct and complete list of all of Intellectual Property owned or purported to be owned by OneQor and its subsidiaries (the “OneQor Intellectual Property”) that is subject to any issuance, registration, application or other similar filing by, to or with any Governmental Body or authorized private registrar in any jurisdiction (collectively “Intellectual Property Registrations”), including registered trademarks, domain names and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

(c) OneQor owns, exclusively or jointly with other Persons, all right, title and interest in and to the OneQor Intellectual Property, or has the valid and enforceable right to use the Licensed Intellectual Property, free and clear of Liens other than the Permitted Liens. Without limiting the generality of the foregoing, OneQor has entered into binding written agreements with every current and former employee, officer or director of OneQor that has developed any OneQor Intellectual Property for or used by OneQor or any of its subsidiaries (including, without limitation, any contributor), whereby such employees (whether senior management or not), officers, or directors (A) assign to OneQor any ownership interest and right that may have in such Intellectual Property; and (B) acknowledge OneQor’s exclusive ownership of all Intellectual Property developed by such employee, officer, or director, or with respect to any such employee, such development was done within the scope of his or her employment such that, subject to and in accordance with applicable Law, OneQor became the exclusive owner of such Intellectual Property. OneQor is in full compliance with all legal requirements applicable to the maintenance of OneQor’s Intellectual Property Registrations and OneQor’s record ownership thereof.

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(d) The conduct of the business of OneQor as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any other person, except for any such infringement, misappropriation or other violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Neither OneQor nor any of its subsidiaries is the subject of any pending or, to the Knowledge of OneQor, threatened claim that remains outstanding, and since November 18, 2018, no claim has been brought in writing against OneQor or any of its subsidiaries, alleging the conduct of the business by OneQor or any of its subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any other person.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since November 18, 2018, there have been no breaches of OneQor’s security or other unauthorized access to the OneQor Software (as defined below) or other information technology systems owned or controlled by OneQor, including any information or data stored or contained therein (such information technology systems collectively, “OneQor IT Systems”).

(g) The OneQor IT Systems are adequate in all material respects for their intended use and for the conduct of the business of OneQor, as currently conducted and as currently contemplated to be conducted, are in good working condition (normal wear and tear excepted), in all material respects, and to the Knowledge of OneQor, are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt or otherwise have a materially adverse impact on their operation. There has not been any material malfunction or outage of the OneQor IT Systems since November 18, 2018. OneQor has taken commercially reasonable steps to protect and to direct its third-party service providers to protect, the security and integrity of the OneQor IT Systems, including by maintaining a written information security plan.

(h) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no Software owned, or purported to be owned, by OneQor any of its subsidiaries (“OneQor Software”) contains or is derived from, Public Software, and (ii) since November 18, 2018, neither OneQor nor any of its subsidiaries has (A) distributed Public Software in conjunction with any of OneQor’s products or services or otherwise in the conduct of the business of OneQor or any of its subsidiaries, or (B) used Public Software in the development of a derivative work of any OneQor Intellectual Property distributed to a third party. No OneQor Software, other than in the ordinary course of business, is required to be (1) disclosed or distributed in source code form; (2) licensed for the purpose of making derivative works; or (3) redistributable at no charge, in each case, as a result of OneQor’s or any of its subsidiaries’ use, modification or distribution of Public Software.

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(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of OneQor’s and each of its subsidiaries’ collection, use, retention, and dissemination of Personal Information (as defined below) complies with, and does not violate (i) any contractual requirements (including with respect to the Payment Card Industry Data Security Standards), (ii) any applicable Laws, including Privacy and Security Laws or (iii) any privacy policy of OneQor.

(j) Neither OneQor nor any of its subsidiaries has received any written notice from any Governmental Body that it is under pending investigation or pending audit by any Governmental Body for a violation, or otherwise with respect to any actual or suspected violation, of any Privacy and Security Law, in each case, that was received since November 18, 2018 or where such matter remains unresolved as of the date hereof.

(k) To the Knowledge of OneQor, since November 18, 2018, there has been no unauthorized use or disclosure of any Personal Information, owned, used, stored, received, or controlled by or on behalf of OneQor or any of its subsidiaries, including any unauthorized use or disclosure of Personal Information that would constitute a breach for which notification to individuals or any Governmental Body is required under any applicable Privacy and Security Laws.

(l) Except as would not, individually or in the aggregate, have a Material Adverse Effect, OneQor and each of its subsidiaries are in compliance with applicable Laws, including HIPAA and the General Data Protection Regulation (“GDPR”) and national laws complementing it, as well as its own policies and any existing contractual commitments, relating to privacy, data protection, and the collection and use of any information relating to an identified or identifiable natural person (“Personal Information”) collected, used, or held for use by OneQor or any of its subsidiaries. No Proceeding is pending or, to the Knowledge of OneQor, threatened in writing against OneQor alleging a violation of any person’s privacy or obligations or rights relating to Personal Information. Without limiting the generality of the foregoing, OneQor has taken commercially reasonable efforts to enter into business associate agreements with vendors and customers in the ordinary course of business to the extent required by 45 C.F.R. §§ 164.502(e) and 164.504(e) and the GDPR. OneQor and each of its subsidiaries has taken commercially reasonable measures designed to ensure that all third parties acting on their behalf, including without limitation subcontractor business associates, have complied with their contractual obligations.

2.26 Real Property.

(a) OneQor does not own any real property.

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(b) Section 2.26(b) of the OneQor Disclosure Schedule sets forth a true, accurate and complete list of each lease or similar agreement (“OneQor Real Property Lease”) under which OneQor is a lessee of, or holds or operates, any real property owned by any third Person (the “OneQor Leased Real Property”). OneQor has made available to Terra Tech true and complete copies of all OneQor Real Property Leases, including any amendments thereto, and there has not been any sublease or assignment of such OneQor Real Property Lease entered into by OneQor. Each OneQor Real Property Lease is valid, binding and in full force and effect, and neither OneQor nor, to OneQor’s Knowledge, any other party thereto is in breach or default thereunder and no event has occurred which, with notice or the lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder. OneQor has a valid leasehold interest in all OneQor Leased Real Property, free and clear of all Liens other than Permitted Liens. OneQor is not aware of any impediment to its right to quiet enjoyment of each of the OneQor Leased Real Properties for the full term of the applicable OneQor Real Property Lease (and any renewal option(s) contained therein). Except for Permitted Liens, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the OneQor Leased Real Property by any Person other than OneQor. OneQor has not received any notice (or been served with legal process to the effect) that the whole nor any part of any OneQor Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, the OneQor’s Knowledge, no such condemnation or other taking is threatened. The current use, occupancy and operation of the premises leased pursuant to the OneQor Real Property Leases by OneQor is (i) in compliance with all Laws affecting such leased premises (including, without limitation, zoning, use, occupancy, building, ordinance and other applicable Laws), and (ii) in compliance with and permitted by the OneQor Real Property Leases.

(c) The OneQor Leased Real Property constitutes all of the real property that is used in the business of OneQor or occupied by OneQor in connection with the conduct of the business of OneQor. All of the buildings and material structures and improvements located on any of the OneQor Leased Real Property are in adequate condition, subject to normal wear and tear, and free of any significant defects.

2.27 Accounts Receivable, Accounts Payable and Loans.

(a) The accounts receivable reflected on the Balance Sheet, the unbilled accounts receivable and the accounts receivable arising after the dates thereof (i) have arisen from bona fide transactions entered into by OneQor involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with past practice; (ii) constituted, or to the extent remaining outstanding as of the date hereof, constitute only valid, undisputed claims of OneQor not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice; and (iii) was previously collected in full, or to the extent remaining outstanding as of the date hereof, are collectible in full within ninety (90) calendar days after billing. The reserve for bad debts shown on each of the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of OneQor, have been determined in accordance with GAAP, consistently applied.

(b) The accounts payable and accrued expenses reflected on each of the Balance Sheet and the accounts payable and accrued expenses arising after the dates thereof have arisen from bona fide transactions entered into by OneQor involving the purchase of goods or the receipt of services in the Ordinary Course of Business consistent with past practice, and no such account payable or accrued expense is, or as of the Closing Date will be, delinquent in its payment.

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(c) Except as set forth on Section 2.27(c) of the OneQor Disclosure Schedule, there are no loans payable to any (i) of OneQor’s directors, officers or employees or (ii) Shareholders, SAFE 1 Holders or OneQor Post-Closing SAFE Holders, or, in each case, to any of their respective Affiliates.

2.28 Transactions with Affiliates.

Except as set forth on Section 2.28 of the OneQor Disclosure Schedule, no Affiliate of OneQor or any Shareholder, SAFE 1 Holder or OneQor Post-Closing SAFE Holder is currently a party to any transaction with OneQor including any contract providing for the employment of, furnishing of goods or services by, rental of real or personal property from, borrowing money from or lending money to, or otherwise requiring payments to (i) any such Affiliate or (ii) to OneQor’s Knowledge, the direct or indirect owner of an interest in any Person which is a competitor, supplier or customer of OneQor.

2.29 Expropriation. None of the assets or properties of OneQor has been taken or expropriated by any Governmental Body, no written notice or proceeding in respect of an expropriation been given or commenced nor is OneQor aware of any intent or proposal to give any such notice or commence any proceedings, except to the extent that such expropriation individually or in the aggregate would not have a Material Adverse Effect;

2.30 Disclaimer.

Notwithstanding anything to the contrary contained herein, (a) none of the Shareholders, SAFE 1 Holders, OneQor Post-Closing SAFE Holders or OneQor shall be deemed to make to Terra Tech any representation or warranty other than as expressly made by such Person in Article II or Article IV, as applicable, and (b) none of the Shareholders, SAFE 1 Holders, OneQor Post-Closing SAFE Holders or OneQor makes any representation or warranty to Terra Tech with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Terra Tech or its counsel, accountants or advisors of future revenues, future expenses or expenditures or future results of operations of OneQor or (ii) except as expressly covered by a representation and warranty contained in Article II or Article IV, as applicable, any other information or documents (financial or otherwise) made available to Terra Tech or its counsel, accountants or advisors with respect to any Shareholder, SAFE 1 Holder, OneQor Post-Closing SAFE Holder or OneQor.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF TERRA TECH

Except as set forth in the Disclosure Schedule regarding Terra Tech attached hereto (the “Terra Tech Disclosure Schedule”), Terra Tech hereby represents and warrants to OneQor (it being understood that each representation and warranty contained in this Article III is subject to: (a) the Terra Tech SEC Reports (as defined below) filed at least two (2) days prior to the date hereof and publicly available on the SEC Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature); provided, that nothing disclosed in the Terra Tech SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.5; (b) the exceptions and disclosures set forth in the part or subpart of the Terra Tech Disclosure Schedule corresponding to the particular Section or subsection in this Article III in which such representation and warranty appears; (c) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Terra Tech Disclosure Schedule by reference to another part or subpart of the Terra Tech Disclosure Schedule; and (d) any exception or disclosure set forth in any other part or subpart of the Terra Tech Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty) as follows:

3.1 Organization; Good Standing.

(a) Terra Tech is duly incorporated, validly existing and in good standing under the laws of Nevada, has all requisite corporate authority and power, and all Governmental Authorizations necessary to carry on its business as presently conducted in all material respects and to own, hold and operate its properties and assets as now owned, held and operated by it in all material respects. Terra Tech is duly qualified or licensed to do business and in good standing in each jurisdiction wherein the nature of its business or ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The copies of the Articles of Incorporation of Terra Tech and Bylaws of Terra Tech, as most recently filed with the SEC, are true, complete and correct copies of such documents as in effect as of the date of this Agreement and of the Closing Date. Terra Tech is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(b) Each subsidiary of Terra Tech is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and is duly qualified or licensed to conduct business, and is in good standing, in each jurisdiction set forth on Section 3.1(b) of the Terra Tech Disclosure Schedule, which is a complete list of all such jurisdictions, wherein the nature of its business or ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

(c) Each subsidiary of Terra Tech has all requisite power and authority to carry on the businesses presently conducted and to own and use the properties owned and used by it. Terra Tech has made available to OneQor true, complete and correct copies of the certificate of incorporation, certificate of formation, limited liability company agreement, bylaws and all other organizational documents of each subsidiary, as applicable, each as amended to date. No subsidiary of Terra Tech is in default under or in violation of any provision of its organizational documents.

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(d) Except as set forth on Section 3.1(d) of the Terra Tech Disclosure Schedule, all of the issued and outstanding shares of capital stock of, limited liability interests or other equity interests in, each subsidiary of Terra Tech are (i) duly authorized, validly issued, fully paid, and non-assessable; (ii) owned, directly or indirectly, by Terra Tech free and clear of all Liens; and (iii) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to Terra Tech or any other subsidiary of Terra Tech, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock, limited liability interests or other ownership interest. There are no outstanding or authorized options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Terra Tech or its subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock, limited liability interest or other equity interest of any subsidiary of Terra Tech. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock, limited liability interests or other equity interest of any subsidiary of Terra Tech.

3.2 Terra Tech Capitalization.

As of the date hereof, the authorized and outstanding capital of Terra Tech consists of:

(a) authorized capital stock which consists of nine hundred ninety million (990,000,000) shares of Terra Tech Common Stock, and forty one million one hundred (41,000,100) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 116,623,250 shares of Terra Tech Common Stock and eight (8) shares of Preferred Stock are issued and outstanding, and 2,308,408 shares of Terra Tech Common Stock and four (4) shares of Series A Preferred Stock are held in treasury and, except as described in Sections 3.2(b), (c), and (d) below, no other shares of capital stock or other voting securities of Terra Tech are issued, reserved for issuance or outstanding. 100 shares of Preferred Stock have been designated as Series A Preferred Stock, and eight (8) shares of such Series A Preferred Stock are issued and outstanding. 41,000,000 shares of Preferred Stock have been designated as Series B Preferred Stock, and 0 shares of such Series B Preferred Stock are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of Terra Tech Common Stock or Preferred Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Terra Tech;

(b) outstanding warrants (the “Warrants”) to purchase 1,313,453 shares of Terra Tech Common Stock with terms set forth on Section 3.2(b) of the Terra Tech Disclosure Schedule;

(c) outstanding options (the “Options”) to purchase 12,365,293 shares of Terra Tech Common Stock with terms set forth on Section 3.2(c) of the Terra Tech Disclosure Schedule; and

(d) outstanding Senior Convertible Notes (the “Notes” and, together with the outstanding Terra Tech Common Stock, Preferred Stock, Warrants and Options, the “Terra Tech Securities”) in an aggregate amount of $6,100,000. The terms of the Notes are set forth on Section 3.2(d) of the Terra Tech Disclosure Schedule.

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(e) an additional 3,694,271 shares of Terra Tech Common Stock are reserved for additional grants of Terra Tech stock options or other equity awards pursuant to Terra Tech’s equity compensation plans.

(f) The Acquisition Shares, when issued in connection with this Agreement and the other Transaction Agreements, will be duly authorized, validly issued, fully paid and nonassessable. The Terra Tech Securities are not, and the Acquisition Shares are not and will not be as of the Closing, subject to any preemptive or subscription right. Other than the Terra Tech Securities, there is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, commitment or other right of any character obligating or entitling Terra Tech to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for Terra Tech Common Stock. There are no declared or accrued unpaid dividends with respect to any shares of Terra Tech Common Stock. There are no agreements, written or oral, between Terra Tech and any of its stockholders or among any stockholders relating to the acquisition (including without limitation rights of first refusal or preemptive rights), or disposition, or registration under the Securities Act or voting of the capital stock of Terra Tech. Terra Tech has no capital stock other than the Terra Tech Common Stock and Preferred Stock authorized, issued or outstanding.

3.3 Authority; Binding Nature of Agreements.

(a) The execution, delivery and performance of this Agreement and each of the Transaction Agreements to which Terra Tech is a party have been duly authorized by all requisite corporate action on the part of Terra Tech. No other corporate proceedings on the part of Terra Tech and no stockholder votes are necessary to authorize the execution, delivery and performance by Terra Tech of this Agreement, the Merger or the consummation by Terra Tech of the transactions contemplated by this Agreement or the Transaction Agreements.

(b) This Agreement, and upon execution and delivery thereof, each of the Transaction Agreements to which Terra Tech is a party (assuming due authorization, execution and delivery by the other Parties thereto) will constitute the legal, valid and binding obligation of Terra Tech, enforceable against Terra Tech in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

(c) There is no pending Proceeding, and, to the Knowledge of Terra Tech, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or Terra Tech’s ability to comply with or perform its obligations and covenants under the Transaction Agreements, and, to the Knowledge of Terra Tech, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

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(d) The special committee of the Terra Tech Board, at a meeting duly called and held, adopted resolutions (a) determining that this Agreement, the Merger and the Transaction Agreements, are advisable, fair to and in the best interests of Terra Tech and its stockholders, (b) (x) approving and declaring advisable this Agreement and the execution, delivery and performance of this Agreement, the Merger or the transactions contemplated by this Agreement, and (y) approving the Transaction Agreements and the execution, delivery and performance thereof.

(e) Terra Tech does not have in effect any stockholder rights plan or “poison pill” or other similar anti-takeover instrument or device. No restrictions on “business combinations”, any “moratorium,” “supermajority”, “fair price” statute, “control share acquisition,” “affiliate transaction” and any other Anti-Takeover Law in effect on the date hereof that will, as of the Closing, apply to this Agreement, the Transaction Agreements, the Merger or the transactions contemplated by this Agreement.

3.4 Non-Contravention; Consents.

The execution and delivery of this Agreement and the other Transaction Agreements, and the consummation of the Merger by Terra Tech will not, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) the Articles of Incorporation and Bylaws of Terra Tech, or (ii) any resolution adopted by the board of directors of Terra Tech or any committee thereof or the stockholders of Terra Tech;

(b) except as set forth on Section 3.4(b) of the Terra Tech Disclosure Schedule, contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the transactions contemplated by the Transaction Agreements or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which Terra Tech or any assets owned or used by it are subject;

(c) to the Knowledge of Terra Tech, cause any assets owned or used by Terra Tech to be reassessed or revalued by any taxing authority or other Governmental Body;

(d) except as set forth on Section 3.4(d) of the Terra Tech Disclosure Schedule, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Terra Tech or that otherwise relates to Terra Tech’s business or to any of the assets owned or used by Terra Tech, where such contraventions, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would have a Material Adverse Effect on Terra Tech;

(e) contravene, conflict with or result in a violation or breach of, or default under, any Material Contract to which Terra Tech is a party;

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(f) except as set forth on Section 3.4(f) of the Terra Tech Disclosure Schedule, give any Person the right to any payment by Terra Tech or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Terra Tech in favor of any Person; or

(g) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by Terra Tech.

Subject to the accuracy of OneQor’s representations and warranties set forth in Article II, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required to be made or obtained under applicable Law in connection with the execution and delivery of this Agreement or any of the Transaction Agreements to which Terra Tech is a party or the consummation of the transactions contemplated hereby.

3.5 No Brokers or Finders.

None of Terra Tech nor any of its Representatives has agreed to pay any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby.

3.6 Reports and Financial Statements; Absence of Certain Changes.

(a) Terra Tech has filed or otherwise furnished all reports required to be filed or furnished with the SEC pursuant to the Securities Act and Exchange Act since January 1, 2017 (all such reports, forms, definitive proxy statements, schedules and documents and related exhibits, including those to be filed prior to the Closing Date and all registration statements and prospectuses filed by Terra Tech with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, are collectively referred to as the “Terra Tech SEC Reports”). All of the Terra Tech SEC Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) complied in all material respects as to form with the applicable requirements of the Securities Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010, and the Exchange Act and the rules and regulations thereunder, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Terra Tech SEC Reports. To the Knowledge of Terra Tech, none of the Terra Tech SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation. None of the subsidiaries of Terra Tech is required to file any forms, reports, registrations, statements or other documents with the SEC.

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(b) The audited financial statements (including the notes thereto) of Terra Tech included or incorporated by reference in the Terra Tech SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of Terra Tech, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), (iii) present fairly the financial position of Terra Tech as of the dates thereof and the results of operations and cash flows for the periods then ended, and (iv) (z) comply as to form, in all material respects, with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. The unaudited financial statements included or incorporated by reference in the Terra Tech SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of Terra Tech, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), (iii) present fairly the financial position of Terra Tech as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto, and (iv) (z) comply as to form, in all material respects, with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC.

(c) Neither Terra Tech nor any subsidiary of Terra Tech is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar contract, understanding or arrangement (including any contract relating to any transaction or relationship between or among Terra Tech and any subsidiary of Terra Tech, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or intended effect of such contract, understanding or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Terra Tech or any subsidiary of Terra Tech in the Terra Tech SEC Reports (including any audited financial statements and unaudited interim financial statements of Terra Tech included therein).

(d) Except as set forth on Section 3.6(d) of the Terra Tech Disclosure Schedule, and except as specifically contemplated by this Agreement or reflected in the Terra Tech SEC Reports, since January 1, 2018 there has not been (i) any material adverse change in Terra Tech’s business, assets, liabilities, operations, and, to the Knowledge of Terra Tech, no event has occurred that would have a Material Adverse Effect on Terra Tech’s business, assets, liabilities or operations, (ii) any declarations setting aside or payment of any dividend or distribution with respect to the Terra Tech Common Stock other than consistent with past practices, (iii) any material change in Terra Tech’s accounting principles, procedures or methods, other than as required by Law or GAAP, (iv) termination in writing of any material customer contract except for termination upon expiration in accordance with the terms of such agreements or (v) the loss of any customer relationship which would have a Material Adverse Effect on Terra Tech’s business, assets, liabilities or operations.

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3.7 Internal Controls and Disclosure Controls. Terra Tech has established and maintains a system of disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Terra Tech’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that material information relating to Terra Tech required to be disclosed by Terra Tech in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Terra Tech’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Terra Tech’s management has completed an assessment of the effectiveness of Terra Tech’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such controls were effective. Based on its evaluation of internal controls over financial reporting for the quarter ended September 30, 2019, management of Terra Tech has disclosed to Terra Tech’s auditors and the audit committee of the Terra Tech Board (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect, in any material respect, Terra Tech’s ability to report financial information and (b) except as set forth on Section 3.7 of the Terra Tech Disclosure Schedule, any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in Terra Tech’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to OneQor prior to the date hereof. Except as set forth on Section 3.7 of the Terra Tech Disclosure Schedule, Terra Tech and each subsidiary of Terra Tech has substantially addressed any such deficiency, material weakness or fraud.

3.8 Title to and Condition of Properties. Terra Tech has good, valid and marketable title to all of its properties and assets reflected as owned in its books and records, free and clear of all Liens except for (i) any lien for current Taxes not yet due and payable, and (ii) Liens described in Section 3.8 of the Terra Tech Disclosure Schedule. Terra Tech owns or holds under valid leases or other rights to use all real property, plants, machinery, equipment and other assets currently owned or leased by Terra Tech that is sufficient for the conduct of its business as presently conducted.

3.9 Absence of Undisclosed Liabilities. Neither Terra Tech nor any subsidiary of Terra Tech has any liabilities or obligations, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, that are required to be included on a balance sheet of Terra Tech prepared in accordance with GAAP or the notes thereto, except for liabilities and obligations (i) set forth in the financial statements including the notes thereto, (ii) that have been incurred since June 30, 2019 in the Ordinary Course of Business and which are not, individually or in the aggregate, material in amount, (iii) contemplated by this Agreement or incurred in connection with the transactions contemplated in this Agreement, or (iv) set forth on Section 3.9 of the Terra Tech Disclosure Schedule. The books and records of Terra Tech fairly present in all material respects the financial condition, assets and liabilities of Terra Tech, as applicable, taken as a whole, as of the dates and periods indicated, and were prepared in accordance with GAAP (except as otherwise indicated therein or in the notes thereto). The books and records contain accurate and complete records of all meetings, in all material respects. Terra Tech has provided true, correct and complete copies of such minute books, stock certificate books and registers to OneQor.

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3.10 Litigation; Orders. Except as set forth on Section 3.10 of the Terra Tech Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of Terra Tech, threatened against or affecting Terra Tech or any of its subsidiaries, properties, assets, business or employees. Terra Tech is not subject to any currently effective judgment, Order, or decree of any court or Governmental Body.

3.11 Licenses; Compliance with Laws.

(a) Terra Tech is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Body (each, a “Permit”) necessary for Terra Tech and each of its subsidiaries to carry on and operate its businesses as currently conducted (the “Terra Tech Permits”), and all such Terra Tech Permits are in full force and effect, except where the failure to possess, or the failure to be in full force and effect of, any Terra Tech Permits, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Except as set forth on Section 3.11(b) of the Terra Tech Disclosure Schedule, since January 1, 2017, Terra Tech and each of its subsidiaries has been in compliance with all Laws applicable to Terra Tech, its subsidiaries and their respective businesses and activities and with all Orders to which Terra Tech or its subsidiaries are subject, in each case, except for such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not individually or in the aggregate, have a Material Adverse Effect, neither Terra Tech nor any of its subsidiaries has received, since January 1, 2017, any written notice from any Governmental Body regarding any violation of, or failure to comply with, any Law. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) to the Knowledge of Terra Tech, (A) since January 1, 2017, there has been no investigation by any Governmental Body with respect to Terra Tech or any of its subsidiaries and (B) no such investigation is pending, nor (ii) has any Governmental Body indicated to Terra Tech or any of its subsidiaries in writing an intention to conduct any such investigation. None of Terra Tech or any of its subsidiaries, or since January 1, 2017 has been, suspended or debarred from doing business with any Governmental Body, or declared non-responsible or ineligible for contracting with or for any Governmental Body, or to the Knowledge of Terra Tech, proposed by a Governmental Body for debarment.

(c) To the Knowledge of Terra Tech, none of Terra Tech, its subsidiaries, any director, officer, employee or agent of Terra Tech or any of its subsidiaries, in each case, acting on behalf or at the direction of Terra Tech or any of its subsidiaries, has since January 1, 2017, (i) used any funds of Terra Tech or any of its subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Terra Tech or any of its subsidiaries.

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3.12 Employee Benefits.

(a) Except as set forth on Section 3.12(a) of the Terra Tech Disclosure Schedule, neither Terra Tech nor any of its subsidiaries has ever and does not presently sponsor, maintain, contribute to, or have any liability with respect to, any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA). Neither Terra Tech nor any of its subsidiaries has a commitment, whether formal or informal and whether legally binding or not, to create any additional plan, arrangement or practice similar to the Approved Plans.

(b) Section 3.12(b) of the Terra Tech Disclosure Schedule lists as of the date hereof each Terra Tech Benefit Plan that provides health benefits after retirement or other termination of employment, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), or (iii) coverage or benefits provided through the end of the month in which the retirement or other termination of employment occurs.

(c) Except as would not have a Material Adverse Effect, each individual who renders services to Terra Tech or its subsidiaries who is classified by Terra Tech or its subsidiaries, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Terra Tech Benefit Plans) is properly so characterized.

(d) Except as set forth on Section 3.12(d) of the Terra Tech Disclosure Schedule, all Terra Tech Options and RSU Awards have been validly granted and properly approved in accordance with all applicable Law and have been awarded under a Terra Tech Stock Plan.

3.13 Employee Matters.

(a) No former or current employee of Terra Tech is a party to, or is otherwise bound by, any agreement or arrangement (including, without limitation, any confidentiality, non-competition or proprietary rights agreement) that in any way adversely affects, or will affect (i) the performance of his, her or its duties to Terra Tech, or (ii) the ability of Terra Tech to conduct its business.

(b) Except as set forth on Section 3.13(b) of the Terra Tech Disclosure Schedule, Terra Tech’s contracts of employment or engagement with its employees, directors, officers, consultants, independent contractors, representatives or agents may be terminated at-will on less than 30 days’ notice and do not require the payment of any severance or termination pay in connection with any such termination.

(c) As of the date hereof and as of the Closing Date, Terra Tech (i) has paid in full or accrued in full on each of the balance sheet for the fiscal year ended December 31, 2018 and the interim balance sheet for the nine month period ended September 30, 2019 all compensation, including, without limitation, wages, commissions, bonuses and accrued vacation or other paid time off, payable to employees and directors of Terra Tech for services performed on or prior to the applicable date; (ii) has paid or withheld or collected from its employees the amount of all Taxes required to be withheld or collected therefrom and have paid the same when due to the proper Governmental Body; and (iii) paid and contributed all amounts, including payroll Taxes, required to be paid or contributed in respect to the employment of any employee.

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(d) At all times since January 1, 2017, Terra Tech has complied with all Laws relating to employment or labor (including those relating to wages, hours, classification of workers, vacation, discrimination, employment standards, workers’ compensation, labor relations, plant closings and mass layoffs, occupational health and safety, workers’ hazardous materials, workplace safety and insurance, immigration, pay equity, equal opportunity, collective bargaining, affirmative action, and the collection, remittance and payment (as the case may be) of social security, employment insurance, statutory deductions and withholdings, and other Taxes. Except as set forth on Section 3.13(d) of the Terra Tech Disclosure Schedule, there is no Proceeding pending, or to the Knowledge of Terra Tech, threatened, against Terra Tech by any current or former employee or independent contractor of Terra Tech. There is no labor strike, dispute, shutdown or stoppage pending or, to the Knowledge of Terra Tech, threatened against or affecting Terra Tech. Terra Tech has taken all legally required steps to verify the identity and legal entitlement to work of each of its employees in the U.S. No employee resident in the U.S. is employed under a work visa.

(e) Except as set forth on Section 3.13(e) of the Terra Tech Disclosure Schedule, Terra Tech is not, and has never been a party to, bound by, or negotiated any collective bargaining agreement or other contract with a Union, and there is not, and has never been any Union representing or purporting to represent any employee of Terra Tech. Except as set forth on Section 3.13(e) of the Terra Tech Disclosure Schedule, to the Knowledge of Terra Tech, no Union or group of employees is seeking or has sought to organize employees for the purpose of engaging in collective bargaining.

(f) Each contract or agreement between Terra Tech and any of its officers, directors, employees or independent contractors (whether written or oral) is set forth on Section 3.13(f) of the Terra Tech Disclosure Schedule or is listed under Item 601(b)(10) of Regulation S-K in the exhibit index of Terra Tech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(g) Each employee of Terra Tech is a party to Terra Tech’s standard form non-compete, nondisclosure, confidentiality, and non-solicit agreement between such employee and Terra Tech.

3.14 Environmental and Safety Matters.

Except as would not have a Material Adverse Effect:

(a) Terra Tech has at all times been and is in compliance with all Environmental Laws and Orders applicable to Terra Tech, as applicable.

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(b) There are no Proceedings pending or, to the Knowledge of Terra Tech, threatened against Terra Tech alleging the violation of any Environmental Law or Environmental Permit applicable to Terra Tech or alleging that Terra Tech is a potentially responsible party for any environmental site contamination. Terra Tech is not aware of, or has ever received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, or proceeding based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material.

(c) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Body or third Persons under any Environmental Laws applicable to Terra Tech.

3.15 Money Laundering Laws. The operations of Terra Tech are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements, and the Money Laundering Laws applicable to Terra Tech, and no Proceeding involving Terra Tech with respect to the Money Laundering Laws is pending or, to the Knowledge of Terra Tech, threatened.

3.16 [Reserved].

3.17 Intellectual Property.

(a) Terra Tech, collectively with its subsidiaries, owns, or has the right to use, as currently being used by Terra Tech, all Terra Tech IP Rights, and with respect to Terra Tech IP Rights that are owned by Terra Tech, has the right to bring actions for the infringement of such Terra Tech IP Rights, in each case except for any failure to own or have the right to use or bring actions that would not have a Material Adverse Effect.

(b) Section 3.17(b) of the Terra Tech Disclosure Schedule is a correct and complete list of all of Intellectual Property owned or purported to be owned by Terra Tech (the “Terra Tech Intellectual Property”) that is subject to any Intellectual Property Registrations, including registered trademarks, domain names and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

(c) Terra Tech owns, exclusively or jointly with other Persons, all right, title and interest in and to the Terra Tech Intellectual Property, or has the valid and enforceable right to use the Licensed Intellectual Property, free and clear of Liens other than the Permitted Liens. Without limiting the generality of the foregoing, Terra Tech has entered into binding written agreements with every current and former employee, officer or director of Terra Tech that has developed any Intellectual Property for or used by Terra Tech (including, without limitation, any contributor), whereby such employees (whether senior management or not), officers, or directors (A) assign to Terra Tech any ownership interest and right that may have in such Intellectual Property; and (B) acknowledge Terra Tech’s exclusive ownership of all Terra Tech Intellectual Property developed by such employee, officer, or director, or with respect to any such employee, such development was done within the scope of his or her employment such that, subject to and in accordance with applicable Law, Terra Tech became the exclusive owner of such Intellectual Property. Terra Tech is in full compliance with all legal requirements applicable to the maintenance of Terra Tech’s Intellectual Property Registrations and Terra Tech’s record ownership thereof.

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(d) The conduct of the business of Terra Tech as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any other person, except for any such infringement, misappropriation or other violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Except as set forth on Section 3.17(e) of the Terra Tech Disclosure Schedule, neither Terra Tech nor any of its subsidiaries is the subject of any pending or, to the Knowledge of Terra Tech, threatened claim that remains outstanding, and since January 1, 2017, no claim has been brought in writing against Terra Tech or any of its subsidiaries, alleging the conduct of the business by Terra Tech or any of its subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any other person.

(f) Except as set forth on Section 3.17(f) of the Terra Tech Disclosure Schedule and as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2017, there have been no breaches of Terra Tech’s security or other unauthorized access to the Terra Tech Software (as defined below) or other information technology systems owned or controlled by Terra Tech, including any information or data stored or contained therein (such information technology systems collectively, “Terra Tech IT Systems”).

(g) The Terra Tech IT Systems are adequate in all material respects for their intended use and for the conduct of the business of Terra Tech, as currently conducted and as currently contemplated to be conducted, are in good working condition (normal wear and tear excepted), in all material respects, and to the Knowledge of Terra Tech, are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt or otherwise have a materially adverse impact on their operation. There has not been any material malfunction or outage of the Terra Tech IT Systems since January 1, 2017. Terra Tech has taken commercially reasonable steps to protect and to direct its third-party service providers to protect, the security and integrity of the Terra Tech IT Systems, including by maintaining a written information security plan.

(h) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no Software owned, or purported to be owned, by Terra Tech or any of its subsidiaries (“Terra Tech Software”) contains or is derived from, Public Software, and (ii) since January 1, 2017, neither Terra Tech nor any of its subsidiaries has (A) distributed Public Software in conjunction with any of Terra Tech’s products or services or otherwise in the conduct of the business of Terra Tech or any of its subsidiaries, or (B) used Public Software in the development of a derivative work of any Terra Tech Intellectual Property distributed to a third party. No Terra Tech Software, other than in the ordinary course of business, is required to be (1) disclosed or distributed in source code form; (2) licensed for the purpose of making derivative works; or (3) redistributable at no charge, in each case, as a result of Terra Tech’s or any of the Terra Tech subsidiaries’ use, modification or distribution of Public Software.

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(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of Terra Tech’s and each of its subsidiaries’ collection, use, retention, and dissemination of Personal Information complies with, and does not violate (i) any contractual requirements (including with respect to the Payment Card Industry Data Security Standards), (ii) any applicable Laws, including Privacy and Security Laws or (iii) any privacy policy of Terra Tech.

(j) Neither Terra Tech nor any of its subsidiaries has received any written notice from any Governmental Body that it is under pending investigation or pending audit by any Governmental Body for a violation, or otherwise with respect to any actual or suspected violation, of any Privacy and Security Law, in each case, that was received since January 1, 2017 or where such matter remains unresolved as of the date hereof.

(k) Except as set forth on Section 3.17(k) of the Terra Tech Disclosure Schedule, to the Knowledge of Terra Tech, since January 1, 2017, there have been no unauthorized use or disclosure of any Personal Information, owned, used, stored, received, or controlled by or on behalf of Terra Tech or any of its subsidiaries, including any unauthorized use or disclosure of Personal Information that would constitute a breach for which notification to individuals or any Governmental Body is required under any applicable Privacy and Security Laws.

(l) Except as would not, individually or in the aggregate, have a Material Adverse Effect, Terra Tech and each of its subsidiaries are in compliance with applicable Laws, including HIPAA and the GDPR and national laws complementing it, as well as its own policies and any existing contractual commitments, relating to privacy, data protection, and the collection and use of any Personal Information collected, used, or held for use by Terra Tech or any of its subsidiaries. No Proceeding is pending or, to the Knowledge of Terra Tech, threatened in writing against Terra Tech alleging a violation of any person’s privacy or obligations or rights relating to Personal Information. Without limiting the generality of the foregoing, Terra Tech has taken commercially reasonable efforts to enter into business associate agreements with vendors and customers in the ordinary course of business to the extent required by 45 C.F.R. §§ 164.502(e) and 164.504(e) and the GDPR. Terra Tech and each of its subsidiaries has taken commercially reasonable measures designed to ensure that all third parties acting on their behalf, including without limitation subcontractor business associates, have complied with their contractual obligations.

3.18 Insurance. Section 3.18 of the Terra Tech Disclosure Schedule is a correct and complete list, by type, carrier, policy number, self-insured retention, policy period, coverage amount and expiration date, of all insurance coverage carried by Terra Tech, indicating, with respect to each such policy, whether it is occurrence based or claims made. No claims have been made under any of the policies listed on Section 3.18 of the Terra Tech Disclosure Schedule since January 1, 2017. All premiums which are due and payable with respect thereto have been timely paid. Terra Tech has not received written notice of cancellation or non-renewal of any such policy or binder. All such insurance policies are in full force and effect and sufficient for compliance with all Laws and contracts to which Terra Tech is a party or by which it is bound. None of such insurance policies will in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement. Terra Tech has not been refused any insurance with respect to its assets or operations, nor has coverage ever been limited by any insurance carrier to which Terra Tech has applied for any insurance policy or with which Terra Tech has carried an insurance policy. Terra Tech has complied in all material respects with the provisions of each insurance policy under which it is insured. No insurer under any insurance policy under which Terra Tech is insured has canceled, indicated any intent to do so or to not renew any such policy, or indicated an intent to increase premiums nor, to the Knowledge of Terra Tech, is there any basis of any such action. There are no claims related to the business of Terra Tech (i) as to which Terra Tech has Knowledge and have not been reported to the insurer or (ii) pending under any such insurance policies as to which coverage has been questioned in writing, denied or disputed or in respect of which there is an outstanding reservation of rights. Terra Tech’s insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Terra Tech and are sufficient for compliance with all applicable Laws and Material Contracts to which Terra Tech is a party or by which it is bound.

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3.19 Affiliate Transactions. Since January 1, 2018, there have been no transactions, or series of related transactions, agreements, Contracts, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, in each case, between Terra Tech or any of its subsidiaries, on the one hand, and any director, officer or other affiliate of Terra Tech or any of its subsidiaries, or any entity in which any such person has a direct or indirect material interest, on the other hand, that would be required to be reported by Terra Tech pursuant to Item 404 of Regulation S-K promulgated under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursement of expenses in the ordinary course of business) (each, and “Affiliate Arrangement”) and have not been disclosed in the Terra Tech SEC Reports.

3.20 Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of Terra Tech filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and, as of the date hereof, no such Contract has been amended or modified.

(b) Other than (x) the Contracts described in Section 3.20(a) that have been filed, (y) any Contract solely among Terra Tech and any wholly owned subsidiary of Terra Tech or among any wholly owned subsidiaries of Terra Tech or (z) as set forth on Section 3.20(b) of the Terra Tech Disclosure Schedule, as of the date hereof, neither Terra Tech nor any of its subsidiaries is a party to or bound by (and none of their respective assets or properties are bound by):

(i) any material joint venture, partnership, limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between Terra Tech and its wholly owned subsidiaries or among the wholly owned subsidiaries of Terra Tech;

(ii) any Contract (A) that provides for the creation, incurrence, assumption or guarantee of Indebtedness of Terra Tech or any of its subsidiaries with an outstanding principal amount in excess of $200,000, or (B) with respect to any outstanding letters of credit, bankers’ acceptances, performance bonds, surety bonds or guarantees;

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(iii) any Contract that grants any rights of first refusal, rights of first negotiation, right of first offer, or other similar rights to any person with respect to the sale of any material assets, rights or properties of Terra Tech or any of its subsidiaries;

(iv) any Contract for the acquisition or disposition of any business by Terra Tech or any of its subsidiaries (including equity interests) (whether by merger, sale of stock, sale of assets, or otherwise), other than this Agreement or the Planned Dispositions, (A) since January 1, 2017 and that involves an asset value in excess of $1,000,000 or (B) pursuant to which any material earn-out, deferred or contingent payment or indemnification obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties and covenants that survive indefinitely or for periods equal to a statute of limitations and excluding obligations to indemnify directors and officers pursuant to acquisition agreements);

(v) any Affiliate Arrangement;

(vi) any Contract relating to any resolution or settlement of any Proceeding, whether actual or, to the Knowledge of Terra Tech, threatened in writing, involving Terra Tech or any of its subsidiaries that (A) imposes continuing material obligations upon the operation of Terra Tech or any of its subsidiaries or (B) that has had or would reasonably be expected to result in payments by Terra Tech or any of its subsidiaries after January 1, 2019 in excess of $250,000 individually or, to the extent that multiple resolutions or settlements relate to the same Proceeding, in the aggregate with respect to all such resolutions or settlements;

(vii) any Contract granting any Lien (other than a Permitted Lien) on any of material assets or properties of Terra Tech or any of its subsidiaries;

(viii) any material Real Property Lease; or

(ix) any Contract that constitutes a material agreement the primary purpose of which is a guarantee of obligations, indemnification or assumption of liabilities (whether accrued, absolute, contingent or otherwise) of any other person.

(c) Each Contract described in Section 3.20(a) are referred to herein as “Terra Tech Material Contracts”. Neither Terra Tech nor any of its subsidiaries is in breach of or default under the terms of any Terra Tech Material Contract, and, to the Knowledge of Terra Tech, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by Terra Tech or any of its subsidiaries, where such breach or default, individually or together with other such breaches or defaults, would have a Material Adverse Effect. To the Knowledge of Terra Tech, as of the date hereof, no other party to any Terra Tech Material Contract is in breach of or default under the terms of any Terra Tech Material Contract where such breach or default, individually or together with other such breaches or defaults, would have a Material Adverse Effect. Each Terra Tech Material Contract is a valid and binding obligation of Terra Tech or its subsidiary that is a party thereto and is in full force and effect, except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect. (i) There are no material Proceedings pending against Terra Tech or, to the Knowledge of Terra Tech, threatened against Terra Tech with respect to any Terra Tech Material Contract, and (ii) neither Terra Tech nor any of its subsidiaries has received any written notice of the intention of any other party to a Terra Tech Material Contract to terminate for default, convenience or otherwise any Terra Tech Material Contract, in each case, except as would not have, individually or in the aggregate, a Material Adverse Effect.

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3.21 Taxes.

(a) Terra Tech has timely filed all income and other material Tax Returns required to have been filed by it, and all such Tax Returns are accurate and complete in all material respects. All income and other material Taxes due and owing by Terra Tech on or before the date hereof (whether or not shown on any Tax Return) have been timely and fully paid.

(b) Except as set forth on Section 3.21(b) of the Terra Tech Disclosure Schedule, there is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of or Tax Return filed by Terra Tech, nor is any such claim or dispute pending or contemplated to the Knowledge of Terra Tech.

(c) Terra Tech (i) is not a party to any agreement or arrangement concerning allocation, sharing or indemnity with respect to Tax, other than a commercial agreement entered into in the Ordinary Course of Business, the material purposes of which does not relate to Tax (a “Tax Sharing Agreement”), (ii) has not been a member of any group filing income Tax Return on a consolidated, combined, unitary or similar basis and (iii) does not have any liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of provincial, local or foreign law) as a transferee or successor, under a Tax Sharing Agreement or otherwise.

(d) Terra Tech has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) Neither Terra Tech nor its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date.

(f) Terra Tech has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

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(g) Neither Terra Tech nor any of its subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

3.22 Real Property.

(a) Terra Tech or one of its subsidiaries has good and clear, record and marketable fee simple title in and to its owned real property (the “Terra Tech Owned Real Property”), free and clear of all Liens other than Permitted Liens and other than as set forth on Section 3.22(a) of the Terra Tech Disclosure Schedule. There are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of the Terra Tech Owned Real Property and there is no Person (other than Terra Tech or its subsidiaries) in possession of the Terra Tech Owned Real Property.

(b) Section 3.22(b) of the Terra Tech Disclosure Schedule sets forth a true, accurate and complete list of each lease or similar agreement (“Terra Tech Real Property Lease”) under which Terra Tech is a lessee of, or holds or operates, any real property owned by any third Person (the “Terra Tech Leased Real Property”). Terra Tech has made available to OneQor true and complete copies of all Terra Tech Real Property Leases, including any amendments thereto, and there has not been any sublease or assignment of such Terra Tech Real Property Lease entered into by Terra Tech. Each Terra Tech Real Property Lease is valid, binding and in full force and effect, and neither Terra Tech nor, to the Knowledge of Terra Tech, any other party thereto is in breach or default thereunder and no event has occurred which, with notice or the lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder. Terra Tech has a valid leasehold interest in all Terra Tech Leased Real Property, free and clear of all Liens other than Permitted Liens. Terra Tech is not aware of any impediment to its right to quiet enjoyment of each of the Terra Tech Leased Real Properties for the full term of the applicable Terra Tech Real Property Lease (and any renewal option(s) contained therein). Except for Permitted Liens, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Terra Tech Leased Real Property by any Person other than Terra Tech. Terra Tech has not received any notice (or been served with legal process to the effect) that the whole nor any part of any Terra Tech Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Terra Tech, no such condemnation or other taking is threatened. The current use, occupancy and operation of the premises leased pursuant to the Terra Tech Real Property Leases by Terra Tech is (i) in compliance with all Laws affecting such leased premises (including, without limitation, zoning, use, occupancy, building, ordinance and other applicable Laws), and (ii) in compliance with and permitted by the Terra Tech Real Property Leases.

(c) The Terra Tech Owned Property and Terra Tech Leased Real Property constitutes all of the real property that is used in the business of Terra Tech or occupied by Terra Tech in connection with the conduct of the business of Terra Tech. All of the buildings and material structures and improvements located on any of the Terra Tech Owned Real Property and Terra Tech Leased Real Property are in adequate condition, subject to normal wear and tear, and free of any significant defects.

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3.23 Disclaimer.

Notwithstanding anything to the contrary contained herein, (a) neither Terra Tech nor Merger Sub shall be deemed to make to Terra Tech any representation or warranty other than as expressly made by such Person in this Article III, and (b) neither Terra Tech nor Merger Sub makes any representation or warranty to OneQor, the Shareholders, SAFE 1 Holders or the OneQor Post-Closing SAFE Holders with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to OneQor or its counsel, accountants or advisors of future revenues, future expenses or expenditures or future results of operations of Terra Tech or (ii) except as expressly covered by a representation and warranty contained in this Article III, any other information or documents (financial or otherwise) made available to OneQor or its counsel, accountants or advisors with respect to Terra Tech or Merger Sub.

ARTICLE IV.

REPRESENTATIONS OF ONEQOR SHAREHOLDERS

Except as set forth in the Disclosure Schedule regarding the Shareholders attached hereto (the “Shareholder Disclosure Schedule”), the Major Shareholders, jointly and severally on behalf of each Shareholder, hereby represent and warrant to Terra Tech, as of the date hereof:

4.1 Ownership.

Except as set forth in Section 4.1 of the Shareholder Disclosure Schedule, each Shareholder owns the Shares set forth opposite such Shareholder’s name on Schedule I, free and clear of all Liens, and are free of preemptive rights or any other third-party rights; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws.

4.2 Authorization.

Each Shareholder has legal capacity to enter into this Agreement and the Transaction Agreements and has the right, power, authority and capacity, as applicable, to execute and deliver this Agreement and the other Transaction Agreements to which such Shareholder is a party and to perform the obligations of such Shareholder thereunder.

4.3 Non-Contravention.

Except as set forth in Section 4.3 of the Shareholder Disclosure Schedule, the execution and delivery by each Shareholder of this Agreement and the Transaction Agreements to which such Shareholder is a party do not, and the performance of the obligations of such Shareholder under this Agreement and thereunder will not, (i) conflict with or violate any Laws, (ii) conflict with the governing documents of such Shareholder, if applicable, or (iii) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (A) any agreement applicable to such Shareholder, or (B) any judgment to which such Shareholder is a party or by which any of their respective properties are bound.

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4.4 Investment Representations.

(a) Such Shareholder understands that the Acquisition Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Acquisition Shares as principal for its own account and not with a view to or for distributing or reselling such Acquisition Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Acquisition Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Acquisition Shares in violation of the Securities Act or any applicable state securities law.

(b) Such Shareholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Shareholder has the requisite authority to purchase and own the Acquisition Shares. Such Shareholder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

(c) The Acquisition Shares are being acquired for such Shareholder’s own account for investment.

(d) Such Shareholder has been furnished with or has had access to the Terra Tech SEC Reports and has performed its own due diligence investigation with respect to the acquisition of the Acquisition Shares to the extent that such Shareholder deemed necessary or desirable. Such Shareholder was afforded (i) the opportunity to ask such questions as such Shareholder deemed necessary of, and to receive answers from, representatives of Terra Tech concerning the merits and risks of acquiring the Acquisition Shares; (ii) the right of access to information about Terra Tech and its financial condition, results of operations, business, properties, management and prospects sufficient to enable such Shareholder to evaluate the Acquisition Shares; and (iii) the opportunity to obtain such additional information that Terra Tech possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to acquiring the Acquisition Shares.

(e) No representations or warranties have been made to such Shareholder by Terra Tech or any equityholder, officer, manager, employee, agent or representative of Terra Tech, other than as set forth in this Agreement.

(f) Such Shareholder has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of acquisition of the Acquisition Share and of making an informed investment decision with respect thereto.

(g) Such Shareholder acknowledges that the Acquisition Shares are being issued in reliance on specific exemptions from the registration requirements of federal and state securities Laws and that Terra Tech is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth in this Agreement.

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ARTICLE V.

COVENANTS OF ONEQOR AND THE SHAREHOLDERS

5.1 Access and Investigation.

OneQor shall ensure that, at all times during the Pre-Closing Period:

(a) OneQor and its Representatives provide Terra Tech and its Representatives reasonable access, during business hours and with twenty-four (24) hours’ notice from Terra Tech to OneQor, to all of the premises and assets of OneQor, to all existing books, records, Tax Returns, work papers and other documents and information relating to OneQor, and to responsible officers and employees of OneQor, and OneQor and its Representatives provide Terra Tech and its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to OneQor as Terra Tech may reasonably request in good faith; provided, however, that any such request or access is in such a manner as not to interfere with the normal operations of OneQor. All requests by Terra Tech for access pursuant to this Section 5.1 shall be submitted or directed exclusively to Matt Morgan or Larry Martin or such other individuals as OneQor may designate in writing from time to time. Prior to the Closing, without the prior written consent of OneQor, which may be withheld for any reason, Terra Tech shall not contact any suppliers to, or customers of, OneQor. No investigation by Terra Tech or other information received by Terra Tech or its Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by OneQor in this Agreement. Terra Tech shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.1.

(b) Each of OneQor and its Representatives shall confer with Terra Tech upon Terra Tech’s reasonable request concerning operational matters and otherwise report regularly (not less than weekly and as Terra Tech may otherwise reasonably request) to Terra Tech and discuss with Terra Tech and its Representatives concerning the status of the business, assets, liabilities, operations, and financial performance of OneQor, and promptly notify Terra Tech of any material adverse change in the business, assets, liabilities, operations, and financial performance of OneQor, or any event reasonably likely to lead to any such material adverse change.

5.2 Operation of the Business.

Except as otherwise provided in this Agreement, the OneQor Disclosure Schedule, in the Ordinary Course of Business of OneQor, or consented to in writing by Terra Tech (which consent shall not be unreasonably withheld or delayed), OneQor shall ensure that, during the Pre-Closing Period:

(a) It conducts its operations in the Ordinary Course of Business in all material respects;

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(b) It uses its commercially reasonable efforts to preserve its current business, keep available and not terminate the services of its current officers and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with OneQor;

(c) It does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, and does not repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, except with respect to the repurchase of shares of OneQor Common Stock upon termination of employees at the original purchase price pursuant to agreements existing at the date hereof;

(d) It does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities other than the issuance of OneQor Common Stock to employees, consultants or advisors of OneQor;

(e) It does not amend its Organizational Documents, and does not affect or become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) It does not form any subsidiary or acquire any equity interest in any other Entity;

(g) It does not establish or adopt any benefit plan, and does not pay any material bonus or make any profit sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(h) It does not change any of its methods of accounting or accounting practices in any material respect, except as in accordance with GAAP or as required by Law;

(i) It does not make any material Tax election;

(j) It does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets; (ii) incur, assume or prepay any Indebtedness or obligation or any other liabilities or issue any debt securities; (iii) assume, guarantee, endorse for the obligations of any other Person; (iv) make any loans, advances or capital contributions to, or investments in, any other Person; or (v) fail to maintain insurance consistent with past practices for its business and property;

(k) It pays all debts and Taxes, files all of its Tax Returns and pays all other obligations, when due;

(l) It does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other similar rights of any type or scope with respect to any of its services, products or technology;

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(m) It does not hire any new officer-level employee;

(n) It does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business; and

(o) It does not enter into any transaction or take any other action that would reasonably be expected to cause or constitute a Breach of any representation or warranty in Article II.

5.3 Filings and Consents; Cooperation.

OneQor shall ensure that:

(a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by OneQor or the Shareholders in connection with the execution and delivery of any of the Transaction Agreements, or in connection with the consummation or performance of the Merger, is made or given as soon as possible after the date of this Agreement;

(b) Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by OneQor or the Shareholders in connection with the execution and delivery of any of the Transaction Agreements, or in connection with the consummation or performance of the Merger, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) It promptly delivers to Terra Tech a copy of each filing made, each notice given and each Consent obtained by OneQor during the Pre-Closing Period; and

(d) During the Pre-Closing Period, OneQor and its Representatives reasonably cooperate with Terra Tech and its Representatives, and prepare and make available such documents and take such other actions as Terra Tech may reasonably request in good faith, in connection with any filing, notice or Consent that Terra Tech is required or elects to make, give or obtain.

5.4 Commercially Reasonable Efforts.

During the Pre-Closing Period, OneQor shall use its commercially reasonable efforts to cause the conditions set forth in Article VIII and Article IX to be satisfied on a timely basis and so that the Closing can take place on or before December 2, 2019, in accordance with Section 1.3, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of OneQor set forth in Article II becoming untrue, or in any of the conditions of Closing set forth in Article VIII or Article IX not being satisfied.

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5.5 Notification.

During the Pre-Closing Period, OneQor shall promptly notify Terra Tech in writing of:

(a) the discovery by OneQor of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which has resulted in any representation or warranty made by OneQor in this Agreement not being true and correct or caused any of the conditions of Closing set forth in Article VIII not being satisfied; and

(b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of Terra Tech) which has resulted in any representation or warranty made by OneQor in this Agreement not being true or correct.

5.6 No Control of Other Party’s Business.

Nothing contained in this Agreement shall give Terra Tech, directly or indirectly, the right to control or direct OneQor’s operations prior to the Closing Date. Prior to the Closing Date, OneQor shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business, assets and operations.

5.7 OneQor Audited Financial Statements.

Within thirty (30) days of the date of this Agreement, OneQor will furnish to Terra Tech OneQor’s audited financial statements as of and for the period ended September 30, 2019 which will (A) be prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and (B) fairly present, in all material respects, the financial position and operating results of OneQor and its subsidiaries as of the dates and for the periods indicated therein (the “OneQor Audited Financial Statements”).

5.8 Shareholders Consent.

(a) OneQor shall use commercially reasonable efforts to obtain, immediately following the execution and delivery of this Agreement, the Requisite OneQor Vote pursuant to written consents of the Shareholders (the “Written Consent”). The materials submitted to the Shareholders in connection with the Written Consent shall include the OneQor Board Recommendation. Promptly following receipt of the Written Consent, OneQor shall deliver a copy of such Written Consent to Terra Tech.

(b) Promptly following, but in no event than ten (10) Business Days after, receipt of the Written Consent, OneQor shall prepare and provide notice (the “Shareholder Notice”) to every Shareholder that did not execute the Written Consent. The Shareholder Notice shall (i) be a statement to the effect that the OneQor Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Shareholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Shareholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of OneQor and (iii) notify such Shareholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Shareholder Notice shall include therewith a copy of Section 262 of Delaware Law and all such other information as Terra Tech shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Shareholder must demand appraisal of such Shareholder’s OneQor Common Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Shareholders in accordance with this Section 5.8(b) shall be subject to Terra Tech’s advance review and reasonable approval.

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ARTICLE VI.

COVENANTS OF TERRA TECH

6.1 Notification.

During the Pre-Closing Period, Terra Tech shall promptly notify OneQor in writing of:

(a) the discovery by Terra Tech of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which is contrary to any representation or warranty made by Terra Tech in this Agreement; and

(b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of OneQor) and that is contrary to any representation or warranty made by Terra Tech in this Agreement.

6.2 Filings and Consents; Cooperation.

Terra Tech shall ensure that:

(a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by Terra Tech in connection with the execution and delivery of any of the Transaction Agreements, or in connection with the consummation or performance of the Merger, is made or given as soon as possible after the date of this Agreement;

(b) Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by Terra Tech in connection with the execution and delivery of any of the Transaction Agreements, or in connection with the consummation or performance of the Merger, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) Terra Tech promptly delivers to OneQor and a copy of each filing made, each notice given and each Consent obtained by Terra Tech during the Pre-Closing Period; and

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(d) During the Pre-Closing Period, Terra Tech and its Representatives cooperate with OneQor and its Representatives, and prepare and make available such documents and take such other actions as OneQor may reasonably request in good faith, in connection with any filing, notice or Consent that OneQor is required or elects to make, give or obtain.

6.3 Commercially Reasonable Efforts.

During the Pre-Closing Period, Terra Tech shall use its commercially reasonable efforts to cause the conditions set forth in Article VIII and Article IX to be satisfied on a timely basis and so that the Closing can take place on or before December 2, 2019, or as soon thereafter as is reasonably practical, in accordance with Section 1.3, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of Terra Tech set forth in this Agreement becoming untrue or in any of the conditions of closing set forth in Article VIII or Article IX not being satisfied.

6.4 Operation of the Business.

Except as otherwise provided in this Agreement, the Terra Tech Disclosure Schedule, in connection with the consummation of the Planned Dispositions, in the Ordinary Course of Business of Terra Tech, or consented to in writing by OneQor, Terra Tech shall ensure that during the Pre-Closing Period:

(a) It conducts its operations in the Ordinary Course of Business in all material respects;

(b) It uses its commercially reasonable efforts to preserve its current business, keep available and not terminate the services of its current officers and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Terra Tech;

(c) It does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, and does not repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(d) It does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities other than in (i) connection with the conversion or exercise of Terra Tech Securities outstanding as of the date hereof, (ii) issuances of shares of capital stock pursuant to that certain Investment Agreement by and between Terra Tech Corp. and Dominion Capital LLC dated November 28, 2016 or (iii) the issuance of options to purchase Terra Tech Common Stock to Persons hired as an officer-level employee in accordance with Section 6.4(m) of this Agreement;

(e) It does not amend its Organizational Documents, and does not affect or become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

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(f) It does not form any subsidiary or acquire any equity interest in any other Entity;

(g) It does not establish or adopt any benefit plan, and does not pay any material bonus or make any profit sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(h) It does not change any of its methods of accounting or accounting practices in any material respect, except as in accordance with GAAP or as required by Law;

(i) It does not change any material Tax election except as otherwise required by applicable Law;

(j) It does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets; (ii) incur, assume or prepay any Indebtedness or obligation or any other liabilities or issue any debt securities; (iii) assume, guarantee, endorse for the obligations of any other Person; (iv) make any loans, advances or capital contributions to, or investments in, any other Person; or (v) fail to maintain insurance consistent with past practices for its business and property; provided, however, that any consent pursuant to this Section 6.4(j) shall not be unreasonably withheld, delayed or conditioned;

(k) It pays all debts and Taxes, files all of its Tax Returns and pays all other obligations, when due;

(l) It does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other similar rights of any type or scope with respect to any of its services, products or technology;

(m) It does not hire any officer-level employee; provided that Terra Tech may replace an existing officer as of the date hereof so long as such incoming officer’s compensation is substantially the same as the departing officer.

(n) It does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP; and

(o) It does not enter into any transaction or take any other action that would reasonably be expected to cause or constitute a Breach of any representation or warranty in Article III.

6.5 No Control of Other Party’s Business.

Nothing contained in this Agreement shall give OneQor, directly or indirectly, the right to control or direct Terra Tech’s operations prior to the Closing Date. Prior to the Closing Date, Terra Tech shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business, assets and operations.

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ARTICLE VII.

MUTUAL COVENANTS

7.1 Disclosure of Confidential Information.

(a) Each of Terra Tech, OneQor, the Shareholders, the SAFE 1 Holders and the OneQor Post-Closing SAFE Holders (each, a “Receiving Party”) acknowledges and agrees that it may receive Confidential Information in connection with the Merger and the transactions contemplated by this Agreement from the other parties to this Agreement (the “Disclosing Party”), including without limitation, the Disclosure Schedules and any information disclosed during the due diligence process, the public disclosure of which will harm the Disclosing Party’s business. The Receiving Party may use Confidential Information only in connection with the Merger. The information from the due diligence review may not be used for any purpose other than in connection with the Merger. Except as expressly provided in this Agreement, the Receiving Party shall not disclose Confidential Information to anyone without the Disclosing Party’s prior written consent, except to the extent that the Receiving Party can show that such information (y) is generally available to and known by the public through no fault of the Receiving Party, any of its Affiliates or its respective Representatives; or (z) is lawfully acquired by the Receiving Party, any of its Affiliates or its respective Representatives from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. The Receiving Party shall take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature.

(b) The Receiving Party may disclose Confidential Information as required to comply with Orders of a Governmental Body that have jurisdiction over it, provided that the Receiving Party (i) gives the Disclosing Party reasonable prior notice (to the extent permitted by Law) to allow the Disclosing Party to seek a protective order or other appropriate remedy, (ii) discloses only the portion of such information which the Receiving Party is advised by counsel in writing is legally required to be disclosed by such Governmental Body, and (iii) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed.

(c) All Confidential Information shall remain the exclusive property of the Disclosing Party. The Disclosing Party’s disclosure of Confidential Information shall not constitute an express or implied grant to the Receiving Party of any rights to or under the Disclosing Party’s patents, copyrights, trade secrets, trademarks or other intellectual property rights.

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(d) The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure by the Receiving Party of Confidential Information or any other breach of this Section 7.1 by the Receiving Party. The Receiving Party shall cooperate with the Disclosing Party to take reasonable steps to help the Disclosing Party regain possession of such Confidential Information and prevent its further unauthorized use.

(e) The Receiving Party shall return or destroy all tangible materials embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) promptly following the Disclosing Party’s written request; provided, however, that, subject to the provisions of this Agreement, the Receiving Party may retain one copy of such materials in the confidential, restricted access files of its legal or similar department for use only in the event a dispute arises between the parties related to the Merger and only in connection with that dispute. At the Disclosing Party’s option, the Receiving Party shall provide written certification of its compliance with this Section 7.1.

7.2 Non-Competition.

Each Restricted Party shall not, and shall cause their respective Affiliates not to, anywhere worldwide, directly or indirectly, for a period starting on the Closing Date and continuing until the three (3) year anniversary of the Closing Date (the “Restricted Period”), be engaged as an officer, director, employee or consultant of, or in any way be associated in an ownership capacity with, any corporation, company, limited liability company, partnership or other entity which competes, directly or indirectly, with the business of Terra Tech or OneQor as currently conducted or as conducted during the Restricted Period. Notwithstanding the foregoing, each Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

7.3 Non-Solicitation.

Each Restricted Party shall not, and shall cause their respective Affiliates not to, directly or indirectly, during the Restricted Period, enter into any contract, arrangement or understanding with (whether written or oral), or contact, solicit or approach for the purpose of offering employment to or entering into any material business relationship arrangement with (whether as an employee, consultant, agent, independent contractor or otherwise), any Person who is an employee or consultant of Terra Tech or OneQor during the Restricted Period, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 7.3 shall prevent a Restricted Party or any of its Affiliates from hiring (i) any employee whose employment has been terminated by OneQor or Terra Tech or (ii) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

7.4 Publicity.

Except as agreed in writing between Terra Tech and OneQor, no party hereto, nor any of their Representatives, shall issue or disseminate any press release or other public announcement or otherwise make any public disclosure of any nature (including to any of its suppliers, customers, landlords, creditors or employees or to any other Person) regarding the Merger, except in each case to the extent that a Party is required by Law to make such disclosure regarding such transactions; provided, however, that if it is required by Law to make such public disclosure, the Party required to make such public disclosure shall provide the other Party with a reasonable opportunity to review and comment on any proposed public disclosure before it is publicly disclosed.

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7.5 Indemnification.

(a) Subject to the other terms and conditions of this Section 7.5, from and after Closing, the Major Shareholders, jointly and severally, shall defend, indemnify and hold harmless Terra Tech, and its respective employees, officers, directors, stockholders, controlling persons, affiliates, agents, successors and assigns (collectively, the “Terra Tech Indemnified Persons”), and shall reimburse the Terra Tech Indemnified Persons, for, from and against any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) whether or not involving a third-party claim (collectively, “Damages”), directly or indirectly, relating to, resulting from or arising out of:

(i) any breach of or inaccuracy in any representation or warranty by or of OneQor, the Major Shareholders or the Shareholders contained in or pursuant to this Agreement;

(ii) any breach or nonfulfillment of any covenant, agreement or other obligation by or of OneQor, the Major Shareholders or the Shareholders (only to the extent made or occurring prior to or at the Closing) contained in or pursuant to this Agreement, the Transaction Agreements executed by OneQor, or any of the other agreements or certificates delivered at Closing to be entered into by OneQor pursuant to or in connection with this Agreement;

(iii) any claim made by any Shareholder, SAFE 1 Holder or OneQor Post-Closing SAFE Holder relating to such Person’s rights with respect to Acquisition Shares or payment of consideration, or the calculations and determinations set forth on the Consideration Spreadsheet; and

(iv) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares.

(b) [Reserved].

(c) Subject to the other terms and conditions of this Section 7.5, from and after Closing, Terra Tech shall defend, indemnify and hold harmless OneQor and the Shareholders and their respective employees, officers, directors, stockholders, controlling persons, affiliates, agents, successors and assigns (collectively, the “OneQor Indemnified Persons”), and shall reimburse the OneQor Indemnified Persons, for, from and against any Damages, directly or indirectly, relating to, resulting from or arising out of:

(i) any breach of or inaccuracy in any representation or warranty by or of Terra Tech contained in or pursuant to this Agreement; and

(ii) any breach or nonfulfillment of any covenant, agreement or other obligation by or of Terra Tech contained in or pursuant to this Agreement, the Transaction Agreements executed by Terra Tech, or any of the other agreements or certificates delivered at Closing to be entered into by Terra Tech pursuant to or in connection with this Agreement;

provided, in each case, that notwithstanding anything herein to the contrary, the OneQor Indemnified Parties shall be entitled to receive shares of Terra Tech Common Stock equal to the amount of such Damages, with each such share of Terra Tech Common Stock to be equal to the Fair Market Value of the Terra Tech Common Stock on the date of issuance.

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(d) Promptly after receipt by an indemnified Party under this Section 7.5 of notice of a claim against it (“Claim”), such indemnified Party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of such Claim, but the failure to so notify the indemnifying Party will not relieve the indemnifying Party of any liability that it may have to any indemnified Party, except to the extent that the indemnifying Party demonstrates that the defense of such action is prejudiced by the indemnified Party’s failure to give such notice.

(e) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

(f) Each Indemnified Person shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Damages upon actually becoming aware of any claims or Damages that would reasonably be expected to give rise to liability for indemnification under this Section 7.5; provided, however, that no Indemnified Person shall be required to initiate any legal proceeding in order to comply with this Section 7.5.

(g) All indemnification and other payments under this Section 7.5 shall, to the extent permitted by applicable Law, be treated for all income Tax purposes as adjustments to the aggregate consideration paid hereunder. None of the parties shall take any position on any Tax return, or before any Governmental Body, that is inconsistent with such treatment unless otherwise required by any applicable Law.

(h) With respect to any claim for indemnification pursuant Sections 7.5(a) or (b), for so long as there is at least one (1) Continuing Terra Tech Director on the Terra Tech Board, the Continuing Terra Tech Directors shall have sole authority on behalf of a Terra Tech Indemnified Person to (a) pursue or not pursue any indemnification claim against the indemnifying Parties, (b) consent to, compromise or settle any indemnification claim, (c) conduct negotiations with the Shareholder Representative and its Representatives regarding such indemnification claim, and, in connection therewith, to: (A) assert or institute any indemnification claim; (B) investigate, defend, contest or litigate any indemnification claim and compromise or settle on such terms as the Continuing Terra Tech Directors in their sole discretion shall determine to be appropriate. In connection with this Section 7.5(h), Terra Tech, the indemnifying Parties and the Surviving Corporation shall provide any and all relevant information related to or with respect to a potential claim for indemnification pursuant to this Section 7.5 to the Continuing Terra Tech Directors. In connection with the Continuing Terra Tech Directors exercise of their rights and duties pursuant to this Section 7.5(h), the Continuing Terra Tech Directors shall be permitted to hire counsel and advisors of its choosing and the payment of the fees and disbursements of such counsel and advisors shall be borne by Terra Tech.

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(i) With respect to any claim for indemnification pursuant Sections 7.5(c), for so long as there is at least one (1) Major Shareholder on the Terra Tech Board (the “Major Shareholders Director(s)”), the Major Shareholders Director(s) shall have sole authority on behalf of a OneQor Indemnified Person to (a) pursue or not pursue any indemnification claim against the indemnifying Parties, (b) consent to, compromise or settle any indemnification claim, (c) conduct negotiations with Terra Tech and its Representatives regarding such indemnification claim, and, in connection therewith, to: (A) assert or institute any indemnification claim; (B) investigate, defend, contest or litigate any indemnification claim and compromise or settle on such terms as the Major Shareholders Director(s) in their sole discretion shall determine to be appropriate. In connection with this Section 7.5(i), Terra Tech, the indemnifying Parties and the Surviving Corporation shall provide any and all relevant information related to or with respect to a potential claim for indemnification pursuant to this Section 7.5 to the Major Shareholders Director(s). In connection with the Major Shareholders Director(s) exercise of their rights and duties pursuant to this Section 7.5(i), the Major Shareholders Director(s) shall be permitted to hire counsel and advisors of its choosing and the payment of the fees and disbursements of such counsel and advisors shall be borne by Terra Tech.

ARTICLE VIII.

CLOSING CONDITIONS OF TERRA TECH AND MERGER SUB

The obligations of Terra Tech and Merger Sub to affect the Closing and consummate the Merger are subject to the satisfaction of each of the following conditions:

8.1 Accuracy of Representations and Warranties.

The representations and warranties of OneQor, the Major Shareholders and the Shareholders in this Agreement shall have been true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and shall be true and correct in all material respects on and as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and for changes expressly provided for in this Agreement). OneQor, the Major Shareholders and the Shareholders shall have performed in all material respects all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

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8.2 Additional Conditions to Closing.

(a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance and registration of the Acquisition Shares shall have been received.

(b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Body which prohibits or restricts the consummation of the Merger. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Merger, other than those the failure to obtain which would not materially adversely affect the consummation of the Merger or have a Material Adverse Effect on Terra Tech and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any material condition or material restriction upon Terra Tech or its subsidiaries or OneQor, including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger.

(d) This Agreement shall have been duly adopted by the Requisite OneQor Vote.

8.3 Performance of Agreements.

OneQor or the Shareholders, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed in all material respects all actions required to be performed by OneQor or any of the Shareholders, as the case may be, pursuant to this Agreement, except as Terra Tech has otherwise waived in writing.

8.4 Consents.

Each of the Consents identified in Section 2.5 of the OneQor Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents, which have been expressly waived by Terra Tech.

8.5 No Material Adverse Change.

There shall not have been any Material Adverse Effect on OneQor since the date of this Agreement.

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8.6 OneQor Closing Certificate.

In addition to the documents required to be received under this Agreement, Terra Tech shall also have received the following documents:

(a) copies of resolutions of OneQor, certified by a Secretary, Assistant Secretary or other appropriate officer of OneQor, authorizing the execution, delivery and performance of this Agreement, the Transaction Agreements and the Merger;

(b) good standing certificate with respect to OneQor issued by the State of Delaware;

(c) the Consideration Spreadsheet;

(d) an original signed document of each of the following as of the Closing Date (together, the “FIRPTA Certificates”) (i) a statement certifying that OneQor is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) a notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Terra Tech to deliver such notice to the IRS on behalf of OneQor following the Closing; and

(e) such other documents as Terra Tech may reasonably request in good faith and as are reasonably necessary to consummate the Merger.

8.7 OneQor Audited Financial Statements.

The OneQor Audited Financial Statements shall have been delivered to Terra Tech.

8.8 Dissenting Shares.

Holders of no more than five percent (5%) of the outstanding shares of OneQor Common Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of OneQor Common Stock.

8.9 Forfeiture Agreements.

Each of Derek Peterson and Mike Nahass shall have entered into forfeiture agreements related to their vested and unvested options in Terra Tech in a form reasonably satisfactory to Terra Tech.

8.10 Terra Tech Employment Agreement Amendments.

Each of Derek Peterson and Mike Nahass shall have entered into amendments to their existing employment agreements in a form reasonably satisfactory to Terra Tech.

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8.11 SAFE Amendments.

Each SAFE 1 Holder shall have entered into an amendment to their respective SAFE security providing for the conversion of such SAFE into shares of OneQor Common Stock immediately prior to the Effective Time in a form reasonably satisfactory to Terra Tech.

8.12 OneQor Employment Agreement Amendments.

Each of Matthew Morgan and Larry Martin shall have entered into an amendment or a side letter to their respective Employment Agreement (as defined below) regarding the payment of a bonus upon the occurrence of a Change of Control (as defined in the Employment Agreements) in a form reasonably satisfactory to Terra Tech.

ARTICLE IX.

CLOSING CONDITIONS OF ONEQOR AND THE SHAREHOLDERS

The obligations of OneQor and the Shareholders to affect the Closing and consummate the Merger are subject to the satisfaction of each of the following conditions:

9.1 Accuracy of Representations and Warranties.

The representations and warranties of Terra Tech in this Agreement shall have been true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and shall be true and correct in all respects on and as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and for changes expressly provided for in this Agreement) and Terra Tech shall have performed in all material respects all obligations in this Agreement required to be performed or observed by it on or prior to the Closing.

9.2 Additional Conditions to Closing.

(a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance and registration of the Acquisition Shares in the name of the Shareholders by Terra Tech shall have been received.

(b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Body which prohibits or restricts the consummation of the Merger. All Requisite Regulatory Approvals shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

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(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon Terra Tech or its subsidiaries or OneQor, including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger.

9.3 Performance of Agreements.

Terra Tech shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed in all material respects all actions required by Terra Tech pursuant to this Agreement, except as OneQor and the Shareholders have otherwise waived in writing.

9.4 Consents.

Each of the Consents identified in Section 3.4 of the Terra Tech Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents the absence of which shall not have a Material Adverse effect on Terra Tech.

9.5 No Material Adverse Change.

There shall not have been any Material Adverse Effect in Terra Tech since the date of this Agreement.

9.6 Terra Tech Closing Certificates.

OneQor and the Shareholders shall have received the following documents:

(a) copies of resolutions of Terra Tech, certified by a Secretary, Assistant Secretary or other appropriate officer of Terra Tech, authorizing the execution, delivery and performance of this Agreement, the Transaction Agreements and the Merger;

(b) good standing certificate with respect to Terra Tech issued by the State of Nevada; and

(c) such other documents as OneQor may reasonably request in good faith and as reasonably necessary to consummate the Merger.

9.7 Terra Tech Board.

Larry Martin, Matthew Morgan, Bill Yeung and Terry Lierman shall have been appointed to the board of directors of Terra Tech effective as of the Closing.

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9.8 Capitalization.

At least two (2) Business Days before Closing, Terra Tech shall have delivered to OneQor and the Shareholders a capitalization table of Terra Tech on a Fully Diluted Basis as of such date and a reasonable estimate of such capitalization as of the Closing Date.

9.9 Acquired Shares.

Terra Tech shall have issued the Acquired Shares in book-entry form or certificates registered in the name of each Shareholder and SAFE 1 Holder free and clear from all Liens.

9.10 Non-Compete Agreements.

Each of Derek Peterson and Mike Nahass shall have entered into the Non-Competition Agreements with Terra Tech in a form reasonably satisfactory to OneQor.

9.11 Promissory Notes.

Terra Tech shall have assumed in form reasonably satisfactory to the Major Shareholders the Promissory Notes and such Promissory Notes shall be in full force and effect.

9.12 Employment Agreements.

Terra Tech shall have assumed in form reasonably satisfactory to the Major Shareholders that certain Amended and Restated Executive Employment Agreement between OneQor and Matt Morgan dated on or about the date of this Agreement and that certain Amended and Restated Executive Employment Agreement between OneQor and Larry Martin dated on or about the date of this Agreement (collectively, the “Employment Agreements”) on the same terms and conditions and such Employment Agreements shall be in full force and effect.

ARTICLE X.

POST-CLOSING COVENANTS

10.1 Further Assurances. Each of the parties agrees that it will, from time to time after the date of this Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other Party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Article VIII and Article IX. OneQor and the Shareholders shall reasonably cooperate with Terra Tech in its obtaining of the books and records of OneQor, or in preparing any solicitation materials to be sent to the shareholders of Terra Tech in connection with the approval of the Merger and the transactions contemplated by the Transaction Agreements.

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10.2 Filing of Schedule 14F-1.

(a) Provided that OneQor shall have complied with Section 10.2(c) below, Terra Tech shall as promptly as practicable after the Closing Date, but in no event later than December 3, 2019, file the Information Statement on Schedule 14F-1 with the SEC with respect to the transactions described in this Agreement. No earlier than ten days following the mailing of the Schedule 14F-1 to the Terra Tech stockholders, Terra Tech shall cause the appointment of the individuals set forth on Schedule II to be the directors and officers of Terra Tech, and shall cause the concurrent resignation of the officers of Terra Tech as set forth on Schedule III.

(b) Terra Tech’s obligations to appoint the OneQor Designee to the Terra Tech Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Terra Tech shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 10.2, including mailing to each registered holder of Terra Tech Common Stock any information required by Section 14(f) and Rule 14f-1 to enable the OneQor Designee to be appointed, elected or designated to the board of directors of Terra Tech upon expiration of the ten-day window prescribed by Section 14(f) and Rule 14f-1.

(c) No later than November 10, 2019, OneQor shall provide to Terra Tech any information with respect to OneQor and the OneQor Designee required by Section 14(f) and Rule 14f-1.

(d) OneQor, the Shareholders, the SAFE 1 Holders and the OneQor Post-Closing SAFE Holders acknowledge and agree that no indemnification claim pursuant to Section 7.5 shall be made resulting from, arising out of or based upon any breach of this Section 10.2.

10.3. Stock Option Plan. On or before December 2, 2019, Terra Tech shall have adopted a stock option plan providing for at least 15% of the outstanding shares of Terra Tech Common Stock at the Closing Date to be designated for directors, advisors and employees and such equity incentive plan is in full force and effect.

10.4 Post-Closing Sale. Terra Tech shall use commercially reasonable efforts to complete the Planned Dispositions as soon as practicable after the Closing Date. Terra Tech, on behalf of itself and its officers, directors, and stockholders, understands the significance of this Section 10.4 to the parties’ intent to consummate the Merger, the future business operations of Terra Tech, and the Parties’ desire to list the shares of Terra Tech Common Stock on a national securities exchange, and acknowledges and agrees that this Section 10.4 is an essential and material term of this Agreement; provided, however, OneQor, the Shareholders, the SAFE 1 Holders and the OneQor Post-Closing SAFE Holders acknowledge and agree that no indemnification claim pursuant to Section 7.5 shall be made resulting from, arising out of or based upon any breach of this Section 10.4.

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ARTICLE XI.

TERMINATION

11.1 Termination.

This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Terra Tech, OneQor and the Shareholders;

(b) by Terra Tech, if Terra Tech is not then in material breach of any provision of this Agreement, (i) there is a material breach of any covenant or obligation of OneQor or the Shareholders; provided, however, that if such material breach is capable of being cured prior to the Closing Date, such material breach shall not have been cured within 10 days of OneQor and the Shareholder’s receipt of the written notice of such breach by Terra Tech, or (ii) Terra Tech determines in good faith that the timely satisfaction of any condition set forth in Article VIII has become impossible or impractical (other than as a result of any failure on the part of Terra Tech to comply with or perform its covenants and obligations under this Agreement or any of the other Transaction Agreements);

(c) by OneQor if (i) there is a material breach of any covenant or obligation of Terra Tech; provided, however, that if such breach is capable of being cured prior to the Closing Date, such breach shall not have been cured within 10 days of Terra Tech’s receipt of the written notice of such breach by OneQor or the Shareholders, as applicable, or (ii) OneQor determines in good faith that the timely satisfaction of any condition set forth in Article IX has become impossible or impractical (other than as a result of any failure on the part of OneQor or any Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transaction Agreements);

(d) by Terra Tech if the Closing has not taken place on or before December 2, 2019 (except if as a result of any failure on the part of Terra Tech to comply with or perform its covenants and obligations under this Agreement or in any other Transactional Agreement);

(e) by OneQor if the Closing has not taken place on or before December 2, 2019 (except if as a result of the failure on the part of OneQor or the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other Transactional Agreement);

(f) by any of Terra Tech, on the one hand, or OneQor, on the other hand, if any court of competent jurisdiction in the United States or other Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 11.1(f) shall have used all commercially reasonable efforts to remove such order, decree or ruling; or

(g) by any of Terra Tech, on the one hand, or OneQor, on the other hand, if (i) Terra Tech executes a definitive agreement with a third party (other than OneQor) relating to any transaction or series of related transactions involving the sale of the business, equity interests, or assets of Terra Tech (excluding the Planned Dispositions), or any merger, consolidation, share exchange, joint venture, recapitalization, reorganization, business combination or similar transaction involving Terra Tech, or (ii) any tender offer is commenced by a third party or Terra Tech related to Terra Tech Common Stock and the Terra Tech Board recommends that the stockholders of Terra Tech accept such tender offer.

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(h) The parties hereby agree and acknowledge that a breach of the provisions of Section 5.1, Section 5.2, Section 5.3 and Section 5.4 are, without limitation, material breaches of this Agreement.

11.2 Termination Procedures.

If Terra Tech wishes to terminate this Agreement pursuant to Section 11.1, Terra Tech shall deliver to the Shareholders and OneQor a written notice stating that Terra Tech is terminating this Agreement and setting forth a brief description in reasonable detail of the basis on which Terra Tech is terminating this Agreement. If OneQor or the Shareholders wish to terminate this Agreement pursuant to Section 11.1, OneQor or the Shareholders shall deliver to Terra Tech a written notice stating that OneQor and the Shareholders are terminating this Agreement and setting forth a brief description in reasonable detail of the basis on which OneQor and the Shareholders are terminating this Agreement.

11.3 Effect of Termination.

In the event of the termination of this Agreement in accordance with this Article XI, this Agreement shall forthwith have no further effect, except if this Agreement is validly terminated by OneQor or Terra Tech pursuant to Section 11(g), then in any such event, Terra Tech shall pay to OneQor or its designee, promptly (but in any event no later than two (2) Business Days after OneQor validly terminates this Agreement pursuant to Section 11.1(g), an amount equal to $3.0 million (the “Breakup Fee”), which amount shall be payable in cash in immediately available funds, by wire transfer to an account or accounts designated in writing by OneQor. Except for the preceding sentence or a termination resulting from a material breach by a Party to this Agreement, there shall be no liability or obligation on the part of any Party hereto. In the event of a material breach, the remedies of the non-breaching party shall be to seek damages from the breaching party or to obtain an order for specific performance, in addition to or in lieu of other remedies provided herein. Upon request after termination, each Party will redeliver or, at the option of the Party receiving such request, destroy, all reports, work papers and other material of any other Party relating to this Agreement and the Merger, whether obtained before or after the execution hereof, to the Party furnishing same; provided, however, that each Party shall, in all events, remain bound by and continue to be subject to Section 7.1, Section 7.4 and Section 7.5. Notwithstanding the above, both Terra Tech, on the one hand, and OneQor and the Shareholders, on the other hand, shall be entitled to announce the termination of this Agreement by means of a mutually acceptable press release. The provisions of this Section 11.3 shall survive any termination of this Agreement pursuant to Section 11.1. The Breakup Fee is non-refundable and shall not be offset by or credited against any other payment. Each of the Parties acknowledges and agrees that the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Terra Tech nor OneQor or the Shareholders would enter into this Agreement.

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ARTICLE XII.

MISCELLANEOUS

12.1 Survival of Representations and Warranties.

All representations and warranties of Terra Tech, OneQor, the Major Shareholders and the Shareholders in this Agreement and the OneQor Disclosure Schedule shall survive indefinitely.

12.2 Expenses.

Except as otherwise set forth herein, each of the parties to the Merger shall bear its own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

12.3 Entire Agreement.

This Agreement and the Transaction Agreements contain the entire agreement of the parties hereto, and supersede any prior written or oral agreements between them concerning the subject matter contained herein, or therein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement and the other Transaction Agreements, which are not fully expressed herein or therein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

12.4 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.5 Descriptive Headings.

The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

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12.6 Notices.

Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the earlier to occur of the date of personal delivery, the date of receipt or three (3) days after posting by overnight courier, registered or certified mail, postage prepaid, or electronic transmission addressed as follows:

If to Terra Tech:

Terra Tech Corp.

2040 Main Street, Suite 225

Irvine, CA 92614

Attn: CEO and General Counsel

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10016

Attention: Kenneth R. Koch

Daniel A. Bagliebter

E-mail: krkoch@mintz.com

dabagliebter@mintz.com

If to OneQor, the Shareholders or the Major Shareholders:

OneQor Technologies Inc.

11811 North Patum Boulevard, Suite 3050

Phoenix, AZ 85028

Attn: Larry Martin and Matthew Morgan

With a copy to:

Greenberg Traurig, P.A.

2375 East Camelback Road, Suite 700

Phoenix, AZ 85016

Attention: Brian Blaney

E-mail: blaneyb@gtlaw.com

Greenberg Traurig, P.A.

1144 15th Street, Suite 3300

Denver, CO 80238

Attention: Jason Zachary

E-mail: zacharyj@gtlaw.com

To such address or addresses as a party shall have previously designated by notice to the sender given in accordance with this Section 12.6.

12.7 Choice of Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to choice of law principles. Each of the parties hereto consents to the jurisdiction of the courts of the State of New York and to the federal courts located in the United States District Court for the Southern District of New York.

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12.8 Binding Effect; Benefits.

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns, the Shareholders and other Persons expressly referred to herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.9 Assignability.

Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party without the prior written consent of the other parties and any attempted assignment without such consent shall be void.

12.10 Waiver and Amendment.

Any term or provision of this Agreement may be waived at any time by the party, which is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect. OneQor and the Shareholders hereby acknowledge their intent that this Agreement includes as a party any holder of capital stock in OneQor at the time of Closing. Terra Tech, OneQor, the Major Shareholders and the Shareholders’ Representative therefore agree that this Agreement may be amended, without the further consent of any party to this Agreement, (i) to add as a new Shareholder any existing shareholder of OneQor and (ii) to modify Schedule I to reflect the addition of such shareholder.

12.11 Attorney’ Fees.

In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ and experts’ fees and costs, in addition to such other relief as may be granted.

12.12 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

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12.13 Construction.

In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has or has had the opportunity to consult independent legal counsel regarding the legal effect and meaning of this document and all terms and conditions hereof; (c) has been afforded the opportunity to negotiate as to any and all terms hereof; and (d) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

12.14 No Third-Party Beneficiaries.

Except as provided in Section 7.5, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.15 Waiver of Jury Trial.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.16 Shareholder Representative.

(a) By approving this Agreement and the transactions contemplated hereby or by executing and delivering a letter of transmittal, each Shareholder, SAFE 1 Holder and OneQor Post-Closing SAFE Holder shall have irrevocably authorized and appointed Shareholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Shareholder Representative pursuant to this Agreement, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Terra Tech pursuant to Section 7.5;

(iii) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Section 7.5;

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(iv) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Transaction Agreement;

(v) make all elections or decisions contemplated by this Agreement and any Transaction Agreement;

(vi) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Shareholder Representative in complying with its duties and obligations; and

(vii) take all actions necessary or appropriate in the good faith judgment of Shareholder Representative for the accomplishment of the foregoing.

(b) Terra Tech shall be entitled to deal exclusively with Shareholder Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder, SAFE 1 Holder or OneQor Post-Closing SAFE Holder by Shareholder Representative, and on any other action taken or purported to be taken on behalf of any Shareholder, SAFE 1 Holder or OneQor Post-Closing SAFE Holder by Shareholder Representative, as being fully binding upon such Person. Notices or communications to or from Shareholder Representative shall constitute notice to or from each of the Shareholders, SAFE 1 Holders or OneQor Post-Closing SAFE Holders. Any decision or action by Shareholder Representative hereunder, including any agreement between Shareholder Representative and Terra Tech relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Shareholders, SAFE 1 Holders and OneQor Post-Closing SAFE Holders and shall be final, binding and conclusive upon each such Person. No Shareholder, SAFE 1 Holder or OneQor Post-Closing SAFE Holder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Shareholders, SAFE 1 Holders or OneQor Post-Closing SAFE Holders or by operation of Law, whether by death or other event.

(c) The Shareholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Shareholders; provided, however, in no event shall Shareholder Representative resign or be removed without the holders of a majority of the Shares prior to the Merger having first appointed a new Shareholder Representative who shall assume such duties immediately upon the resignation or removal of Shareholder Representative. In the event of the death, incapacity, resignation or removal of Shareholder Representative, a new Shareholder Representative shall be appointed by the vote or written consent of the holders of a majority of the Shares prior to the Merger. Notice of such vote or a copy of the written consent appointing such new Shareholder Representative shall be sent to Terra Tech, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Terra Tech; provided, that until such notice is received, Terra Tech, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Shareholder Representative as described in Section 12.16(a) above.

(d) The Shareholder Representative shall not be liable to the Shareholders, SAFE 1 Holders or OneQor Post-Closing SAFE Holders for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Shareholder Representative shall be conclusive evidence of good faith). The Shareholders shall severally and not jointly (in accordance with their pro rata portion of the Existing Shares), indemnify and hold harmless Shareholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Shareholder Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Shareholder Representative, Shareholder Representative shall reimburse the Shareholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the Shareholders, severally and not jointly (in accordance with their pro rata portion of the Shares).

[signature page follows]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

TERRA TECH CORP.:

By:	/s/ Steven J. Ross
Name: Steven J. Ross
Title: Director

TT MERGER SUB, INC.:

By:	/s/ Alan Gladstone
Name: Alan Gladstone
Title: President

ONEQOR TECHNOLOGIES, INC.:

By:	/s/ Larry Martin
Name: Larry Martin
Title: Chairman

/s/ Matthew Morgan
MATTHEW MORGAN

/s/ Larry Martin
LARRY MARTIN

Larry Martin, solely in his capacity as Shareholder Representative

/s/ Larry Martin
LARRY MARTIN

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Shares. “Acquisition Shares” means the shares of Terra Tech Common Stock to be issued in the Merger pursuant to the terms of the Agreement, including upon conversion of the OneQor Post-Closing Convertible SAFEs.

Affiliate. “Affiliate” shall mean a Person that directly or indirectly through one or more intermediaries is controlled by, or is under common control with, another Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including all Disclosure Schedules and all exhibits), as it may be amended from time to time.

Anti-Takeover Law. “Anti-Takeover Law” shall have the meaning specified in Section 2.4(e) of the Agreement.

Approved Plans. “Approved Plans” shall mean a stock option or similar plan for the benefit of employees or others, which has been approved by the shareholders of OneQor.

Balance Sheet. “Balance Sheet” shall have the meaning specified in Section 2.24 of the Agreement.

Balance Sheet Date. “Balance Sheet Date” shall have the meaning specified in Section 2.24 of the Agreement.

Breakup Fee. “Breakup Fee” shall have the meaning specified in Section 11.3 of this Agreement.

Business Day. “Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

Certificate of Merger. “Certificate of Merger” shall have the meaning specified in Section 1.8(a) of the Agreement.

Certificates. “Certificates” shall have the meaning specified in Section 1.3 of the Agreement.

Claim. “Claim” shall have the meaning specified in Section 7.5(c) of the Agreement.

Closing. “Closing” shall have the meaning specified in Section 1.3 of the Agreement.

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Closing Date. “Closing Date” shall have the meaning specified in Section 1.3 of the Agreement.

Code. “Code” shall have the meaning specified in the recitals of the Agreement.

Confidential Information. “Confidential Information” shall mean all nonpublic information disclosed by the Disclosing Party to the Receiving Party that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation (i) nonpublic information relating to the Disclosing Party’s technology, customers, vendors, suppliers, business plans, intellectual property, promotional and marketing activities, finances, agreements, transactions, financial information and other business affairs, and (ii) third-party information that the Disclosing Party is obligated to keep confidential.

Confidential Information does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party, (iii) is received from a third party who, to the Knowledge of the Receiving Party, did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by the Receiving Party without reference to any Confidential Information.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Consideration Spreadsheet. “Consideration Spreadsheet” shall have the meaning specified in Section 1.12(a) of the Agreement.

Continuing Terra Tech Directors. “Continuing Terra Tech Directors” shall mean Derek Peterson, Michael Nahass, Steven Ross and Alan Gladstone.

Damages. “Damages” shall have the meaning specified in Section 7.5(a) of the Agreement.

DGCL. “DGCL” shall have the meaning specified in the Recitals of the Agreement.

Disclosing Party. “Disclosing Party” shall have the meaning specified in Section 7.1(a) of the Agreement.

Disclosure Schedules. “Disclosure Schedules” shall mean the OneQor Disclosure Schedule, the Terra Tech Disclosure Schedule, and the Shareholder Disclosure Schedule, collectively.

Dissenting Shares. “Dissenting Shares” shall have the meaning specified in Section 1.7 of the Agreement.

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Effective Time. “Effective Time” shall have the meaning specified in Section 1.4 of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Laws. “Environmental Laws” shall mean any Law or other requirement established by a Governmental Body relating to the protection of the environment, health, or safety from the release or disposal of Hazardous Materials.

Environmental Permit. “Environmental Permit” means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

Exchange Agent. “Exchange Agent” shall have the meaning specified in Section 1.8(b) of the Agreement.

Exchange Ratio. “Exchange Ratio” means, subject to Section 1.10, the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the OneQor Merger Shares by (b) the OneQor Outstanding Shares, in which:

•	“OneQor Allocation Percentage” means 1.00 minus the Terra Tech Allocation Percentage.

•	“OneQor Merger Shares” means the product determined by multiplying (i) the Post-Closing Terra Tech Shares by (ii) the OneQor Allocation Percentage.

•	“OneQor Outstanding Shares” means the total number of shares of OneQor capital stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to OneQor Common Stock basis and assuming, without limitation or duplication, (i) the issuance of shares of OneQor Common Stock in respect of the SAFEs and (ii) the issuance of shares of OneQor Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time.

•	“Post-Closing Terra Tech Shares” means the quotient determined by dividing (i) the Terra Tech Outstanding Shares by (ii) the Terra Tech Allocation Percentage.

•	“Terra Tech Allocation Percentage” means 0.45.

•	“Terra Tech Outstanding Shares” means, subject to Section 1.10, 124,374,660 shares of Terra Tech Common Stock; provided, however, that if any shares of Terra Tech Common Stock or securities convertible into shares of Terra Tech Common Stock are issued pursuant to Section 6.4(d) between the date of this Agreement and the Closing, this definition of “Terra Tech Outstanding Shares” shall be increased on a one-for-one basis for each such share of Terra Tech Common Stock issued between the date of this Agreement and the Closing.

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Fair Market Value. “Fair Market Value” means, for a share of Terra Tech Common Stock as of any date, the last closing bid price of a share of Terra Tech Common Stock on the principal securities exchange or trading market where a share of Terra Tech Common Stock is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the closing bid price cannot be calculated for a share of Terra Tech Common Stock on a particular date on any of the foregoing bases, the closing bid price of such security on such date shall be the fair market value as reasonably determined by the Continuing Terra Tech Directors. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

FIRPTA Certificates. “FIRPTA Certificates” shall have the meaning specified in Section 8.6(d) of the Agreement.

Fully-Diluted Basis. “Fully-Diluted Basis” means 124,374,660 shares of Terra Tech Common Stock; provided, however, that if any shares of Terra Tech Common Stock (other than shares of Terra Tech Common Stock issued upon the exercise or conversion of securities outstanding of Terra Tech as of the date of the Agreement) or securities convertible into shares of Terra Tech Common Stock are issued between the date of this Agreement and the Closing, this definition of “Fully-Diluted Basis” shall be increased on a one-for-one basis for each such share of Terra Tech Common Stock issued between the date of this Agreement and the Closing.

GAAP. “GAAP” shall mean United States Generally Accepted Accounting Principles, applied on a consistent basis.

GDPR. “GDPR” shall have the meaning specified in Section 2.25(l) of the Agreement.

Governmental Authorization. “Governmental Authorization” shall mean any:

(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or

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(b) right under any contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any:

(a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); or

(d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including any court, arbitrator, administrative agency or commissioner, or other governmental authority or instrumentality.

Hazardous Material. “Hazardous Material” means any substance that is defined or regulated by a Governmental Body under any Environmental Laws as “hazardous”, “dangerous”, “waste”, “toxic”, “pollutant”, or “contaminant.”

Indebtedness. “Indebtedness” shall mean any obligation, contingent or otherwise for borrowed money. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

Intellectual Property. “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, social media and messaging accounts, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

Intellectual Property Registrations. “Intellectual Property Registrations” shall have the meaning specified in Section 2.25(a) of the Agreement.

Knowledge. “Knowledge” means, (a) with respect to an individual, the actual knowledge of that individual, (b) with respect to Terra Tech, the actual knowledge of Derek Peterson, Mike Nahass, Joseph Segilia and Michael James and (c) with respect to OneQor, the actual knowledge of Matt Morgan, Larry Martin, Scott Billups and John King; in either event, after reasonable inquiry.

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Laws. “Laws” means, with respect to any Person, any U.S. federal, national, state, local, municipal, or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person, including without limitation the Controlled Substances Act and the Federal Food, Drug, and Cosmetics Act.

Licensed Intellectual Property. “Licensed Intellectual Property” means, any Intellectual Property in which OneQor or Terra Tech, as the case may be, holds exclusive or non-exclusive rights or interests granted by license from other Persons, including the Shareholders, excluding commercial off the shelf software that is made commercially available for a total cost of less than $10,000 (per year if paid on a reoccurring basis).

Lien. “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge, right of first refusal, encumbrance or other adverse claim or interest of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

Major Shareholders. “Major Shareholders” has the meaning set forth in the first paragraph of the Agreement.

Material Adverse Effect. “Material Adverse Effect” means, as used with respect to a Party, any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually, has a material and adverse effect upon the assets, liabilities, financial condition or operating results of a Party (on a consolidated basis), taken as a whole; provided, however, that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any Event arising from or relating to (i) general business, industry or economic conditions, including such conditions related to the business which do not have a disproportionate impact on such Party when compared to other similarly situated businesses, (ii) the effect of any change that generally affects any industry in which such Party operates which does not have a disproportionate impact on such Party when compared to other similarly situated businesses, (iii) any failure by such Party to meet its internal financial projections, estimates or budgets, (iv) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (v) changes in GAAP, (vi) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (vii) changes in law, rules, regulations, orders or other binding directives issued by any governmental entity which do not have a disproportionate impact on such Party when compared to other similarly situated businesses, (viii) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes, (ix) any action taken by such Party or its Affiliates or any omission by such Party or its Affiliates of any action contemplated by this Agreement, (x) any action taken by such Party or any omission to act by such Party, in each case, that is in compliance with the terms of this Agreement or was otherwise taken (or not taken) with the consent of or at the request of the other Party or any of its Affiliates, (xi) any material adverse effect on the business, financial condition or results of operations of such Party, taken as a whole, which is cured on or prior to the Closing Date, or (xii) changes resulting from the announcement or pendency of this Agreement or the transactions contemplated hereunder.

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Material Contract. “Material Contract” means any and all agreements, contracts, arrangements, understandings, leases, commitments or otherwise, (i) providing for potential payments by or to the company in excess of $10,000, or (ii) between any party and any Affiliate of such party, and the amendments, supplements and modifications thereto.

Merger. “Merger” shall have the meaning specified in the Recitals of the Agreement.

Merger Sub. “Merger Sub” shall have the meaning specified in the first paragraph of the Agreement.

Money Laundering Laws. “Money Laundering Laws” shall have the meaning specified in Section 2.23 of the Agreement.

Notes. “Notes” shall have the meaning specified in Section 3.2(d) of the Agreement.

OneQor. “OneQor” shall have the meaning specified in the first paragraph of the Agreement.

OneQor Audited Financial Statements. “OneQor Audited Financial Statements” shall have the meaning specified in Section 5.7 of the Agreement.

OneQor Board. “OneQor Board” shall have the meaning specified in the Recitals of the Agreement.

OneQor Board Recommendation. “OneQor Board Recommendation” shall have the meaning specified in Section 2.4(c) of the Agreement.

OneQor Common Stock. “OneQor Common Stock” shall mean the common stock of OneQor, par value $0.0001 per share.

OneQor Financial Statements. “OneQor Financial Statements” shall have the meaning specified in Section 2.24 of the Agreement.

OneQor Designee. “OneQor Designee” shall mean a designee to the Terra Tech Board as identified by the Major Shareholders in their sole discretion; provided, however that such OneQor Designee must, at the time of such nomination, appointment or designation, (a) have not been a party to or subject to an event that would be required to be disclosed in Terra Tech’s definitive proxy statement (required to be filed pursuant to Regulation 14A), which involves the election of directors, or annual report on Form 10-K pursuant to Item 401(f) of Regulation S-K under the Securities Act and (b) satisfy the requirements of Section 8 of the Clayton Act.

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OneQor Disclosure Schedule. “OneQor Disclosure Schedule” shall have the meaning specified in introduction to Article II of the Agreement.

OneQor Indemnified Persons. “OneQor Indemnified Persons” shall have the meaning specified in Section 7.5(b) of the Agreement.

OneQor Intellectual Property. “OneQor Intellectual Property” shall have the meaning specified in Section 2.25(b) of the Agreement.

OneQor IP Rights. “OneQor IP Rights” shall mean all Intellectual Property owned, licensed or controlled by OneQor and its subsidiaries that is necessary for the operation of the business of OneQor and its subsidiaries as presently conducted.

OneQor IT Systems. “OneQor IT Systems” shall have the meaning specified in Section 2.25(f) of the Agreement.

OneQor Leased Real Property. “OneQor Leased Real Property” shall have the meaning specified in Section 2.26(b) of the Agreement.

OneQor Real Property Lease. “OneQor Real Property Lease” shall have the meaning specified in Section 2.26(b) of the Agreement.

OneQor Software. “OneQor Software” shall have the meaning specified in Section 2.25(h) of the Agreement.

OneQor Organizational Documents. “OneQor Organizational Documents” shall have the meaning specified in Section 2.3 of the Agreement.

Options. “Options” shall have the meaning specified in Section 3.2(c) of the Agreement.

Order. “Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

Ordinary Course of Business. “Ordinary Course of Business” shall mean an action taken by OneQor or Terra Tech, as applicable, if (i) such action is taken in normal operation, consistent with past practices, (ii) such action is not required to be authorized by the Shareholders, Board of Directors or any committee of the Board of the Directors or other governing body of OneQor or Terra Tech, as applicable, and (iii) does not require any separate or special authorization or consent of any nature by any Governmental Body or third party.

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Permitted Liens. “Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate accruals or reserves on the Balance Sheet; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; and (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Information. “Personal Information” shall have the meaning specified in Section 2.25(l) of the Agreement.

Planned Dispositions. “Planned Dispositions” shall mean sale, conveyance, transfer or other disposition (a) of substantially all of the assets of MediFarm LLC related to the dispensary located at 1130 East Desert Inn Road, Las Vegas, Nevada 89109 pursuant to that certain Asset Purchase Agreement dated as of May 8, 2019, by and between Picksy LLC and MediFarm LLC, (b) of substantially all of the assets of MediFarm LLC related to the dispensary located at 3650 S. Decatur Blvd., Las Vegas, Nevada 89103 pursuant to that certain Asset Purchase Agreement dated as of May 13, 2019, by and between Harvest of Nevada (Decatur LV), LLC, Harvest Health & Recreation, Inc. and MediFarm LLC, and (c) of substantially all of the assets of MediFarm I LLC related to the dispensary located at 1085 S Virginia St Suite A, Reno, Nevada 89502 pursuant to that certain Asset Purchase Agreement dated as of August 19, 2019, by and between Picksy Reno, LLC and MediFarm I LLC.

Pre-Closing Period. “Pre-Closing Period” shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

Preferred Stock. “Preferred Stock” shall have the meaning specified in Section 3.2(a) of the Agreement.

Privacy and Security Laws. “Privacy and Security Laws” shall mean Laws (including the Children’s Online Privacy Protection Act and California Civil Code section 1798.81.5 and the California Online Privacy Protection Act), self-governing rules and policies with which Terra Tech or OneQor, as the case may be, has an obligation to comply, and their own published, posted and internal agreements and policies.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

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Public Software. “Public Software” means Software that is licensed or distributed under an open source Software or similar licensing or distribution models.

Receiving Party. “Receiving Party” shall have the meaning specified in Section 7.1(a) of the Agreement.

Representative Losses. “Representative Losses” shall have the meaning specified in Section 12.16(d) of the Agreement.

Representatives. “Representatives” of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party, including, without limitation, all subsidiaries of such specified party, and all such Persons with respect to such subsidiaries.

Requisite OneQor Vote. “Requisite OneQor Vote” shall have the meaning specified in Section 2.4(a) of the Agreement.

Requisite Regulatory Approvals. “Requisite Regulatory Approvals” shall have the meaning specified in Section 8.2(b) of the Agreement.

Restricted Party(ies). “Restricted Parties” shall mean the following Persons: Matt Morgan and Larry Martin.

Restricted Period. “Restricted Period” shall have the meaning specified in Section 7.2 of the Agreement.

SAFE. “SAFE” shall have the meaning specified in the Recitals of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the United States Securities Act of 1933, as amended.

Shareholder. “Shareholder” or “Shareholders” shall have the meaning specified in the first paragraph of the Agreement.

Shareholder Disclosure Schedule. “Shareholder Disclosure Schedule” shall have the meaning specified in introduction to Article IV of the Agreement.

Shareholder Notice. “Shareholder Notice” shall have the meaning specified in Section 5.8(b) of the Agreement.

Shareholder Representative. “Shareholder Representative” shall have the meaning specified in the first paragraph of the Agreement.

Shares. “Shares” shall have the meaning specified in the Recitals of the Agreement.

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Software. “Software” shall mean any and all: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, compilers, tool sets, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) any higher level or “proprietary” languages, (d) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and (e) all documentation, including user manuals and other training documentation and notes related to any of the foregoing.

Surviving Corporation. “Surviving Corporation” shall have the meaning specified in Section 1.1 of the Agreement.

Taxes. “Taxes” shall mean all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

Tax Return. “Tax Return” shall mean any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Body with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Tax Sharing Agreement. “Tax Sharing Agreement” shall have the meaning specified in Section 2.14(c) of the Agreement.

Terra Tech. “Terra Tech” shall have the meaning specified in the first paragraph of the Agreement.

Terra Tech Board. “Terra Tech Board” shall have the meaning specified in the Recitals of the Agreement.

Terra Tech Common Stock. “Terra Tech Common Stock” shall mean the shares of common stock, par value $0.001, of Terra Tech.

Terra Tech Disclosure Schedule. “Terra Tech Disclosure Schedule” shall have the meaning specified in introduction to Article III of the Agreement.

Terra Tech Indemnified Persons. “Terra Tech Indemnified Persons” shall have the meaning specified in Section 7.5(a) of the Agreement.

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Terra Tech IP Rights. “Terra Tech IP Rights” shall mean all Intellectual Property owned, licensed or controlled by Terra Tech and its subsidiaries that is necessary for the operation of the business of Terra Tech and its subsidiaries as presently conducted.

Terra Tech Leased Real Property. “Terra Tech Leased Real Property” shall have the meaning specified in Section 3.22(a) of the Agreement.

Terra Tech Owned Real Property. “Terra Tech Owned Real Property” shall have the meaning specified in Section 3.22(a) of the Agreement.

Terra Tech Real Property Lease. “Terra Tech Real Property Lease” shall have the meaning specified in Section 3.22(a) of the Agreement.

Terra Tech SEC Reports. “Terra Tech SEC Reports” shall have the meaning specified in Section 3.6(a) of the Agreement.

Terra Tech Securities. “Terra Tech Securities” shall have the meaning specified in Section 3.2(d) of the Agreement.

Transaction Agreements. “Transaction Agreements” shall mean this Agreement, and any agreement or document to be executed pursuant to this Agreement.

Union. “Union” shall have the meaning specified in Section 2.21(e) of the Agreement.

Warrants. “Warrants” shall have the meaning specified in Section 3.2(b) of the Agreement.

Written Consent. “Written Consent” shall have the meaning specified in Section 5.8(a) of the Agreement.

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